Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACASTI PHARMA INC.,

GRACE THERAPEUTICS, INC.

AND

ACASTI PHARMA U.S., INC.

May 7, 2021

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

LIST OF SCHEDULES AND EXHIBITS:
SCHEDULE 2.1(E)(3) — PRO FORMA CALCULATION OF ACASTI SHARES TO BE ISSUED IN THE MERGER
EXHIBIT A — GRACE VOTING AND LOCK-UP AGREEMENT
EXHIBIT B — IRS NOTICE AND FIRPTA NOTIFICATION LETTER
EXHIBIT C – EXCHANGE RATIO CALCULATION SPREADSHEET
EXHIBIT D — NET CASH SCHEDULE
EXHIBIT E — Net Cash Deficit Make Whole Rate SCHEDULE

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of May 7, 2021, by and among Acasti Pharma Inc., a corporation incorporated under the Business Corporations Act (Québec) (“Acasti”), Grace Therapeutics, Inc., a corporation incorporated under the laws of the State of Delaware (“Grace”), and Acasti Pharma U.S., Inc., a corporation incorporated under the laws of the State of Delaware and a direct wholly-owned Subsidiary of Acasti (“MergerCo”).

RECITALS

WHEREAS, the Parties intend that MergerCo be merged with and into Grace (the “Merger”), with Grace surviving such Merger as a direct wholly-owned Subsidiary of Acasti on the terms and conditions of this Agreement; and

WHEREAS, certain stockholders of Grace (the “Grace Specified Stockholders”) have entered into voting and lock-up agreements, in substantially the form set forth on Exhibit A, concurrently with the execution of this Agreement, providing that, among other things, the Grace Specified Stockholders will support the Merger and the Transaction (each, a “Grace Voting and Lock-Up Agreement”).

NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Currency

Except where otherwise specified, all references to currency herein are to lawful money of the United States of America and “$” refers to U.S. dollars.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles and sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section or schedule by number or letter or both are to that Article, section or schedule in this Agreement.

1.3	Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” of Acasti means to the actual knowledge of the Acasti Senior Management in their capacities as officers of Acasti and not in their personal capacities or in any other capacity, after making due inquiry regarding the relevant matter in the ordinary course of the performance of their employment responsibilities, and does not include any knowledge of any other individual. Any reference in this Agreement to the “knowledge” of Grace means to the actual knowledge of Grace Senior Management in their capacities as officers of Grace and not in their personal capacities or in any other capacity, after making due inquiry regarding the relevant matter in the ordinary course of the performance of their employment responsibilities, and does not include any knowledge of any other individual.

1.4	Extended Meanings, Etc.

Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. Any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.5	Date of Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.6	Definitions

For purposes of this Agreement, unless otherwise defined or expressly stated herein, certain terms shall have the meanings specified in Section 9.16.

Article 2
THE MERGER

2.1	The Merger

(a)	At the Effective Time, and subject to the terms and conditions contained in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (as the same may be amended, the “DGCL”), MergerCo shall be merged with and into Grace, whereupon the separate corporate existence of MergerCo shall cease, and Grace shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Company”) and a direct wholly-owned Subsidiary of Acasti.

(b)	Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to the Merger shall file with the Secretary of State of the State of Delaware the Certificate of Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Acasti and Grace shall agree and specify in the Certificate of Merger (the “Effective Time”). At and immediately after the Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(c)	The certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(d)	The directors of the Surviving Company upon completion of the Merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the individuals set forth on Section 2.1(d) of the Acasti Disclosure Letter or otherwise mutually agreed by the Grace Board of Directors and the Acasti Board of Directors prior to the Effective Time. The officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e)	At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)	Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of MergerCo shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii)	Each Grace Share that is owned or held in treasury by Grace immediately prior to the Effective Time, including each outstanding award of Grace Shares subject to forfeiture restrictions or other restrictions (“Grace Restricted Stock”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)	Subject to Section 2.3, each Grace Share, including Grace Restricted Stock, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable Acasti Shares (the “Merger Consideration”) per Grace Share equal to the Exchange Ratio, with any fractional shares rounded down to the nearest whole share without any reimbursement or payment associated therewith. All such Grace Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Grace Share (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Annexed hereto as Schedule 2.1(e)(iii) is a schedule which on a pro forma basis calculates the aggregate number of Merger Shares as if Acasti Outstanding Equity was 210,081,387, the Acasti Shareholder Approval had been obtained and there was no net cash adjustment pursuant to Section 2.1(i).

(iv)	Surviving Company, as successor to MergerCo, will issue common shares (the “Surviving Company Shares”) to Acasti in consideration for Acasti issuing its common shares (i.e., the Merger Consideration) to holders of Grace Shares, on behalf of MergerCo. The number of Surviving Company Shares issued to Acasti will be equal to the number of Grace Shares outstanding immediately before the Effective Time (other than such Grace Shares held in Grace's treasury, immediately before the Effective Time, which shall be cancelled).

Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding Acasti Shares or Grace Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Acasti Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Acasti Shares or Grace Shares, as the case may be, will be appropriately adjusted to provide to Grace and the holders of Grace Shares the same economic effect as contemplated by this Agreement prior to such event.

(f)	Treatment of Grace Equity Awards.

(i)	Immediately prior to the Effective Time, any restrictions on any Grace Restricted Stock granted pursuant to the Grace Equity Plan shall lapse and such Grace Restricted Stock shall vest. Each such Grace Share of Grace Restricted Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(e).

(ii)	Prior to the Effective Time, Grace shall take all actions that are required (under the Grace Equity Plan, the individual equity award agreements, any applicable Laws or otherwise) to effectuate the provisions of this Section 2.1(f) and to ensure that, from and after the Effective Time, holders of Grace Restricted Stock have no rights with respect thereto other than the right to receive the consideration specified in Section 2.1(f)(i).

(g)	The exchange of Certificates shall be effected as follows:

(i)	Prior to the Effective Time, Acasti shall appoint a bank or trust company reasonably acceptable to Grace to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, MergerCo shall deposit with the Exchange Agent, for the benefit of the holders of Grace Shares, for exchange in accordance with this Article 2 through the Exchange Agent, on behalf of itself, certificates representing the aggregate number of Acasti Shares to be delivered as Merger Consideration (or, if uncertificated Acasti Shares will be delivered, Acasti shall make appropriate alternative arrangements).

(ii)	As promptly as reasonably practicable after the Effective Time (and in any event within two (2) Business Days after the Effective Time), Acasti shall cause the Exchange Agent to mail to each holder of record of Grace Shares a form of letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in customary form and have such provisions as Acasti and Grace may reasonably agree, and shall be prepared prior to the Closing, together with instructions thereto.

(iii)	Upon the surrender of such Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Grace Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Grace Shares have been converted pursuant to Section 2.1(e). In the event of a transfer of ownership of Grace Shares that is not registered in the transfer records of Grace, the Merger Consideration may be delivered to a transferee if the Certificate representing such Grace Share(s) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(g)(iii), each Grace Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Grace Shares are entitled to receive in respect of such shares pursuant to Section 2.1(e).

(iv)	The Acasti Shares delivered and credited as fully paid in accordance with the terms of this Article 2 upon conversion of any Grace Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Grace Shares. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Grace Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Grace Shares are presented to Acasti or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(v)	Any portion of the Merger Consideration that remains undistributed to the holders of Grace Shares for twelve (12) months after the Effective Time shall be delivered to Acasti or its designee, and any holder of Grace Shares who has not theretofore complied with this Article 2 shall thereafter look only to Acasti for its claim for Merger Consideration.

(vi)	None of Grace, Acasti, MergerCo, the Surviving Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)	If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acasti, the posting by such Person of a bond, in such reasonable and customary amount as Acasti may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(i)	Net Cash Adjustment.

(A) The number of Merger Shares to be issued pursuant to this Agreement shall be subject to adjustment (to be mutually agreed upon at least two (2) Business Days prior to the Closing Date) (the “Net Cash Adjustment”) as follows:

(i)	if the Acasti Net Cash is more than $50,000,000, then the Acasti Percentage shall be adjusted upward at the rate of 0.13% per $1,000,000 of Acasti Net Cash in excess of $50,000,000 and the Grace Percentage shall be adjusted downward a corresponding amount, in each case, in a manner consistent with the computations set forth in the Exchange Ratio Calculation Spreadsheet; and

(ii)	if the Grace Net Cash is negative, then the Acasti Percentage shall be adjusted upward at the Net Cash Deficit Make Whole Rate per $1,000,000 of Grace Net Cash below $0 (the “Initial Grace Adjustment Amount”), provided that if Grace Net Cash is less than -$3,000,000, then in addition to adjusting for the Initial Grace Adjustment Amount, the Acasti Percentage shall be further adjusted upward at the rate of 1.00% per $1,000,000 of Grace Net Cash below -$3,000,000, and the Grace Percentage shall be adjusted downward a corresponding amount, in each case, in a manner consistent with the computations set forth in the Exchange Ratio Calculation Spreadsheet;

it being understood that if the thresholds are met under both of the foregoing clauses (i) and (ii), both clauses shall be taken into account in adjusting the Acasti Percentage and the Grace Percentage.

(B) Not more than seven (7) and not less than five (5) calendar days prior to the anticipated Closing Date (as mutually agreed in good faith by Acasti and Grace) (the “Anticipated Closing Date”), Acasti will deliver to Grace Acasti’s Net Cash Schedule. Not more than seven (7) and not less than five (5) calendar days prior to the Anticipated Closing Date, Grace will deliver to Acasti Grace’s Net Cash Schedule (the “Grace Delivery Date”). For purposes of this Section 2.1(i)(B), the party delivering its Net Cash Schedule is the “Delivering Party” and the other party is the “Receiving Party.” The Delivering Party shall make available to the Receiving Party, as reasonably requested by the Receiving Party, the work papers and back-up materials used or useful in preparing the Delivering Party’s Net Cash Schedule and, if requested by the Receiving Party, the Delivering Party’s accountants and counsel at reasonable times and upon reasonable notice for the purpose of verifying the Delivering Party’s Net Cash Schedule.

Within three (3) calendar days after the Delivering Party’s delivery of the Net Cash Schedule (the last day of such period, the “Response Date”), the Receiving Party shall have the right to dispute any part of the Delivering Party’s Net Cash Schedule by delivering a written notice to that effect to the Delivering Party (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Delivering Party’s Net Cash Schedule.

If, on or prior to the Response Date, (i) the Receiving Party notifies the Delivering Party in writing that it has no objections to the Delivering Party’s Net Cash Schedule, or (ii) the Receiving Party fails to deliver a Dispute Notice as provided in this Section 2.1(i), then the Delivering Party’s Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement.

If the Receiving Party delivers a Dispute Notice on or prior to the Response Date, then the Receiving Party and the Delivering Party shall promptly meet and attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of the Delivering Party’s Net Cash, which agreed upon Net Cash amount for the Delivering Party (if so agreed) shall be deemed to have been finally determined for purposes of this Agreement.

If the Receiving Party and the Delivering Party are unable to negotiate an agreed-upon determination of the Delivering Party’s Net Cash pursuant to this Section 2.1(i) within three (3) calendar days after delivery of the Dispute Notice (or such other period as the Receiving Party and the Delivering Party may mutually agree upon), then any remaining disagreements as to the calculation of the Delivering Party’s Net Cash shall be referred to an independent accounting firm selected by mutual agreement of the Parties (the “Accounting Firm”). The Delivering Party shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing its Net Cash Schedule, and the Receiving Party and the Delivering Party shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Receiving Party and the Delivering Party shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Receiving Party and the Delivering Party. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of the Delivering Party’s Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Receiving Party and the Delivering Party, shall be final and binding on Receiving Party and the Delivering Party and shall be deemed to have been finally determined for purposes of this Agreement. The Parties shall delay the Closing as necessary until the resolution of the matters described in this Section 2.1(i). The fees and expenses of the Accounting Firm shall be allocated between Receiving Party and the Delivering Party in the same proportion that the disputed amount of the Delivering Party’s Net Cash that was unsuccessfully disputed by such Delivering Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Delivering Party’s Net Cash amount. If this Section 2.1(i) applies as to the determination of the Delivering Party’s Net Cash described, upon resolution of the matter in accordance with this Section 2.1(i), the Parties shall not be required to determine final Net Cash amount of the Delivering Party again even though the Closing Date may occur later than the Anticipated Closing Date, except that either the Receiving Party or the Delivering Party may request one redetermination of final Net Cash amount of the Delivering Party if the Closing Date is more than 45 calendar days after the Anticipated Closing Date.

2.2	The Closing

The closing (the “Closing”) of the Merger shall take place at the offices of Osler, Hoskin & Harcourt LLP, 620 8th Avenue, 36th Floor, New York, New York, at 11:00 a.m., New York City time, on the date (the “Closing Date”) which shall be (i) the earlier of: (A) the date that is no later than the second (2nd) Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 8 (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); and (B) the date that is the Business Day prior to the Outside Date; provided that the conditions set forth in Article 8 have been satisfied or waived as of such date; or (ii) such other date as mutually agreed in writing by Grace and Acasti. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article 8, the Merger shall, from and after the Effective Time, have all of the effects provided under applicable Laws.

2.3	Withholding

Each of Acasti, MergerCo, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the Merger Consideration or any other consideration or amount payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law; provided, that if any one of them intends to deduct or withhold (or intends to instruct the Exchange Agent to deduct or withhold) from the Merger Consideration or any other consideration or amount payable or otherwise deliverable pursuant to this Agreement, it shall use commercially reasonable efforts to (1) provide the applicable payee with reasonable advance notice of such intention to withhold and (2) permit such payee to provide such certifications or other documentation as may be necessary and appropriate to allow the payor to determine in its sole discretion in good faith that such payment should be made free of, or at a reduced rate of, withholding. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Acasti and MergerCo

Except as disclosed in the applicable section or subsection of the Acasti Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Acasti Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Acasti Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Acasti Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Acasti and MergerCo represent and warrant to and in favor of Grace as follows and acknowledge that Grace is relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Qualification. Acasti has been duly incorporated, validly exists and is in good standing under the QC Act and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Acasti Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Acasti and each of the Acasti Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Acasti and the Acasti Subsidiaries, taken as a whole. Acasti has provided to Grace true, complete and correct copies of the constating documents of each of Acasti and the Acasti Subsidiaries, in each case as amended.

(b)	Authority Relative to this Agreement. Each Acasti Party has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining Acasti Shareholder Approval as contemplated in this Agreement) to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement and the completion by each Acasti Party of the Transaction has been duly authorized by its respective board of directors and no other corporate proceedings on the part of any Acasti Party are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining Acasti Shareholder Approval as contemplated in this Agreement, the completion by any Acasti Party of the Transaction. This Agreement has been duly executed and delivered by each Acasti Party and constitutes a legal, valid and binding obligation of each Acasti Party, enforceable against such Acasti Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)	Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement, the performance by any Acasti Party of its obligations hereunder and the completion by the Acasti Parties of the Transaction, other than:

(i)	such filings and other actions required under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSXV and NASDAQ, in each case, as are contemplated by this Agreement; and

(ii)	any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Acasti, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d)	No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c), the execution and delivery by each Acasti Party of this Agreement, the performance by such Acasti Party of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach, violation or default under any Law or Order applicable to Acasti or any of the Acasti Subsidiaries or any of its or their respective properties or assets;

(ii)	result in a contravention, conflict, violation, breach or default under the constating documents of Acasti or any of the Acasti Subsidiaries;

(iii)	result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Acasti Material Contract or material Permit to which it or any of the Acasti Subsidiaries is a party or by which it or any of the Acasti Subsidiaries is bound or to which any of its or any of the Acasti Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Acasti Material Contract or material Permit; or

(iv)	result in the suspension or alteration in the terms of any material Permit held by Acasti or any of the Acasti Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Acasti.

(e)	Capitalization of Acasti.

(i)	As of the date of this Agreement, the authorized capital of Acasti consists of an unlimited number of Acasti Shares, without par value, of which 208,375,549 Acasti Shares are issued and outstanding as of May 4, 2021, all of which have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, 7,262,519 Acasti Shares are issuable upon the exercise of outstanding Acasti Options granted under the Acasti Equity Plans, 6,622,343 Acasti Shares are reserved for issuance pursuant to the Acasti Equity Plans and 15,649,767 Acasti Shares are reserved for issuance pursuant to the Acasti Warrants. Except for the Acasti Options granted under the Acasti Equity Plans and the Acasti Warrants, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Acasti granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Acasti to issue or sell any Acasti Shares or other securities of Acasti, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Acasti Shares or other security of Acasti. There is no outstanding contractual obligation of Acasti or any Acasti Subsidiary to repurchase, redeem or otherwise acquire any Acasti Shares. Except for the Acasti Options, neither Acasti nor any of the Acasti Subsidiaries has outstanding any stock appreciation right, phantom equity, bonus share, restricted share unit, performance share unit, deferred share, deferred share unit or other share-based award or similar right, agreement, arrangement or commitment based on the book value, Acasti Share price, income or any other attribute of or related to Acasti or any Acasti Subsidiaries. The Acasti Shares are listed on the TSXV and NASDAQ and, except for such listings, no securities of Acasti or any Acasti Subsidiary are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Acasti or any Acasti Subsidiary having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Acasti Shares on any matter.

(ii)	Section 3.1(e)(ii) of the Acasti Disclosure Letter sets forth a true and complete list of all Acasti Options outstanding as the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Acasti Option, (iii) the grant date of each such Acasti Option, (iv) the per share exercise price for each such Acasti Option, to the extent applicable, (v) the expiration date of each such Acasti Option, to the extent applicable, (vi) the vesting schedule applicable to each such Acasti Option and (vii) with respect to Acasti Options, the Acasti Equity Plan pursuant to which such Acasti Option was granted. With respect to each grant of an Acasti Option, each such grant was made, in all material respects, in accordance with the terms of the Acasti Equity Plans, the Exchange Act and all other applicable Laws and has a grant date identical to or following the date on which the Acasti Board of Directors or compensation committee approved such Acasti Option.

(f)	Acasti Subsidiaries. Section 3.1(f) of the Acasti Disclosure Letter sets forth a true, complete and correct list of each of the Acasti Subsidiaries, its jurisdiction and form of organization. Acasti or an Acasti Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Acasti Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Acasti Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Acasti nor any of the Acasti Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Subsidiary of Acasti, which interest or investment is material to Acasti and the Acasti Subsidiaries, taken as a whole. MergerCo has not incurred any obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement, and MergerCo has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets other than those incident to its formation and pursuant to this Agreement and the Merger.

(g)	Securities Laws Matters.

(i)	The Acasti Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and Acasti is a “reporting issuer” in each Province of Canada within the meaning of applicable Canadian Securities Laws and not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Acasti, and Acasti is in compliance in all material respects with applicable Canadian Securities Laws and U.S. Securities Laws.

(ii)	Acasti is, and has been since December 31, 2019, in compliance in all material respects with the requirements, rule and regulations of the TSXV and NASDAQ (other than those disclosed in the Acasti Public Disclosure Record) with respect to corporate governance and for continued listing of the Acasti Shares thereon. Acasti has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Acasti Shares under the 1933 Securities Act, the 1934 Exchange Act or, except as contemplated by this Agreement, the listing of such shares on the TSXV or NASDAQ.

(iii)	Trading in Acasti Shares on the TSXV and NASDAQ is not currently halted or suspended. Other than as disclosed in the Acasti Public Record, no delisting, suspension of trading or cease trading order with respect to any securities of Acasti is pending or, to the knowledge of Acasti, threatened. To the knowledge of Acasti, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Acasti by any securities commission or similar regulatory authority under applicable U.S. Securities Laws, Canadian Securities Laws, the TSXV or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

(iv)	Except as set forth above in this Section 3.1(g), neither Acasti nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(v)	Since December 31, 2019, Acasti has timely filed or furnished, all forms, reports, statements, certifications and documents, including, but not limited to, financial statements and management’s discussion and analysis, required to be filed or furnished by Acasti under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSXV and NASDAQ. Each document in the Acasti Public Disclosure Record, as at the respective date it was filed or furnished, complied in all material respects with applicable requirements of the Canadian Securities Laws, U.S. Securities Laws and, where applicable, the rules and policies of the TSXV and NASDAQ, or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Canadian Securities Laws, U.S. Securities Laws and, where applicable, the rules and policies of the TSXV and NASDAQ.

(vi)	None of the documents in the Acasti Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and any document in the Acasti Public Disclosure Record filed or furnished with SEDAR or EDGAR subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.1(g)(vi), the term “material” shall refer to the materiality standard under U.S. Securities Laws.

(vii)	As of the date of this Agreement, Acasti has timely responded to all comment letters of the staff of the SEC relating to the documents in the Acasti Public Disclosure Record, and the SEC has not advised Acasti that any final reports are inadequate, insufficient or otherwise non-responsive. Acasti has made available to Grace true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Acasti and any of its Subsidiaries, on the other hand, occurring since December 31, 2019 and will, reasonably promptly following receipt thereof, make available to Grace any such correspondence sent or received after the date of this Agreement. As of the date of this Agreement, to the knowledge of Acasti, none of the documents in the Acasti Public Disclosure Record is the subject of ongoing SEC review or outstanding SEC comment.

(viii)	The certifications required by Rule 13a-14(a) and Rule 13a-14(b) under the U.S. Securities Laws relating to any documents in the Acasti Public Disclosure Record are accurate and complete and comply as to form and content with all applicable U.S. Securities Laws.

(ix)	Acasti has not filed any confidential material change report that at the date hereof remains confidential.

(h)	Financial Statements.

(i)	The Acasti Financial Statements, included in or incorporated by reference into the documents in the Acasti Public Disclosure Record, fairly present, in all material respects, the consolidated financial position of Acasti and its consolidated Subsidiaries as of its date, or, in the case of the documents in the Acasti Public Disclosure Record filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. GAAP consistently applied during the period involved, except as may be noted therein. There are no outstanding loans made by Acasti or any of the Acasti Subsidiaries to any director or officer of Acasti. All of such documents in the Acasti Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Acasti Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(ii)	Acasti has designed disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) of the 1934 Exchange Act), or caused them to be designed under the supervision of the Chief Executive Officer of Acasti and Chief Financial Officer of Acasti, to provide reasonable assurance that material information relating to Acasti is made known to such officers by others within Acasti. Such disclosure controls are designed to ensure that information required to be disclosed by Acasti in the reports that it files or submits under the U.S. Securities Laws is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and such disclosure controls and procedures are effective (ii) has, to the extent required by Law, disclosed, based on the most recent evaluation of its chief executive officer and its principal financial officer prior to the date of this Agreement, to Acasti’s auditors and the Audit Committee of the Board of Directors of Acasti (and made summaries of such disclosures available to Grace) (A) (y) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Acasti’s ability to record, process, summarize and report financial information and (z) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Acasti’s internal controls over financial reporting.

(iii)	Acasti has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) of the 1934 Exchange Act), or caused them to be designed and maintained under the supervision of the Chief Executive Officer of Acasti and Chief Financial Officer of Acasti, sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Acasti has delivered or made available to Grace complete and correct copies of all material correspondence between NASDAQ and Acasti in the past twelve (12) months and any correspondence with respect to unresolved matters.

(iv)	None of Acasti or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

(v)	To the knowledge of Acasti, since December 31, 2017: (i) there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Acasti that are reasonably likely to adversely affect Acasti’s ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Acasti. To the knowledge of Acasti, since December 31, 2020, Acasti has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) reports, whether written or oral, from employees of Acasti regarding questionable accounting or auditing matters. Since December 31, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer or general counsel of Acasti, the Board of Directors of Acasti or any committee thereof, other than ordinary course audits or reviews of accounting policies or internal controls required by the Sarbanes-Oxley Act.

(i)	No Undisclosed Liabilities. Acasti and the Acasti Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Acasti Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the most recent Acasti Financial Statements (other than those specifically disclosed in the Acasti Public Disclosure Record) that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of Acasti and the Acasti Subsidiaries (other than those disclosed in Acasti Public Disclosure Record), a Material Adverse Effect on Acasti and the Acasti Subsidiaries, taken as a whole, and (iii) liabilities and obligations incurred in connection with this Agreement and the Transaction. Without limiting anything set forth herein, the Acasti Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Acasti and the Acasti Subsidiaries.

(j)	Absence of Certain Changes. From the date of the most recent Acasti Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti, and (ii) Acasti and each of the Acasti Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(k)	Compliance with Laws. Since December 31, 2017, the business of Acasti and of each of the Acasti Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Acasti nor any Acasti Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Acasti nor any of the Acasti Subsidiaries has taken or committed to take any action which would cause Acasti or any of the Acasti Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Laws of similar effect, and, to the knowledge of Acasti, no such action has been taken by any Person acting on behalf of Acasti or any of the Acasti Subsidiaries.

(l)	Litigation. There is no Proceeding against or involving Acasti or any of the Acasti Subsidiaries (whether in progress, pending or, to the knowledge of Acasti, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Acasti or would prevent or materially delay the completion of the Merger and, to the knowledge of Acasti, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Acasti nor any of the Acasti Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on Acasti.

(m)	Real Property. Section 3.1(m) of the Acasti Disclosure Letter contains a list of all leases pursuant to which Acasti or any Acasti Subsidiary currently leases real property as tenant. Neither Acasti nor any of the Acasti Subsidiaries owns any real property.

(n)	Assets. Acasti or the Acasti Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all tangible assets and tangible properties that are material or required to conduct the business and operations of Acasti and the Acasti Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that could individually or in the aggregate, have a Material Adverse Effect on Acasti. The assets owned or leased by Acasti and the Acasti Subsidiaries constitute all material assets used or held for use in the operation and conduct of the business of Acasti and the Acasti Subsidiaries as it is currently conducted.

(o)	Contracts.

(i)	Except as set forth in Section 3.1(o) of the Acasti Disclosure Letter, as of the date of this Agreement, none of Acasti or any of the Acasti Subsidiaries is a party to or bound by any of the following types of Contract (each of the following types of Contracts, a “Acasti Material Contract”):

(A)	any collective bargaining agreement, or similar Contract with any labor union or association, with respect to its employees;

(B)	any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2021 or any subsequent year of an amount in excess of $200,000, and (ii) not terminable by Acasti or any of the Acasti Subsidiaries on three (3) months’ notice or less;

(C)	any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Acasti or any Acasti Subsidiary in an amount in excess of $200,000;

(D)	any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Acasti or any Acasti Subsidiary valued at an amount in excess of $200,000;

(E)	any real property lease, rental or occupancy agreement under which Acasti or any Acasti Subsidiary continues to have obligations or rights;

(F)	any Contract entered into outside of the ordinary course of business pursuant to which Acasti or any Acasti Subsidiary (i) is granted or obtains or agrees to obtain any right to use any material technology or material Intellectual Property rights (excluding commercially available off-the-shelf software), (ii) is restricted in its right to use or register any material technology or material Intellectual Property rights owned by Acasti or any of the Acasti Subsidiaries, or (iii) permits or agrees to permit any other Person, to use, obtain, enforce or register any material technology or material Intellectual Property owned by Acasti or any of the Acasti Subsidiaries, including any license agreements, option agreements, and covenants not to sue;

(G)	except for any non-solicit obligations, any Contract that obligates Acasti or any Acasti Subsidiary or its Affiliates not to compete with another Person, requires Acasti or any Acasti Subsidiary to acquire any material product, assets or service exclusively from any other Person, or otherwise contractually restricts Acasti or any Acasti Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(H)	any Contract entered into since December 31, 2017 and for which on-going material obligations remain: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Acasti or any Acasti Subsidiary, (ii) relating to a material acquisition or disposition by Acasti or any Acasti Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of Acasti or any Acasti Subsidiary or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(I)	any Contract with any shareholder of Acasti or any Acasti Subsidiary entered into since December 31, 2017.

(ii)	True, correct and complete copies of each Acasti Material Contract in effect on the date hereof that has not been part of the Acasti Public Disclosure Record has been provided or otherwise made available to Grace.

(iii)	Except as would not reasonably be expected to have a Material Adverse Effect on Acasti, none of Acasti, the Acasti Subsidiaries or, to the knowledge of Acasti, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Acasti Material Contract in any material respect, and none of Acasti or any of the Acasti Subsidiaries has received or given any written notice of default under any Acasti Material Contract which remains uncured. To the knowledge of Acasti, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Acasti Material Contract or the inability of a party to any Acasti Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Acasti. To the knowledge of Acasti, no Person has challenged in writing the validity or enforceability of any Acasti Material Contract.

(iv)	There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Acasti or any Acasti Subsidiary is a party or, to the knowledge of Acasti, with respect to any shares or other equity interests of Acasti or any Acasti Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Acasti or any Acasti Subsidiary.

(v)	As of the date of this Agreement, neither Acasti nor any Acasti Subsidiary has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform any Acasti Material Contract.

(p)	Taxes.

(i)	Each of Acasti and its Subsidiaries has duly and timely made or prepared (or has had prepared on its behalf) all material Returns required to be made or prepared by it and has duly and timely filed (or has had filed on its behalf) all material Returns required to be filed by it with the appropriate Governmental Authority (in each case taking into account extensions validly obtained). All such Returns are true, correct, and complete in all material respects.

(ii)	Each of Acasti and its Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Acasti Financial Statements; (B) duly and timely withheld all material Taxes and other material amounts required by applicable Laws to be withheld by it (including any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party) and has duly and timely remitted to the appropriate Governmental Authority such material Taxes and other material amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer Taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by applicable Laws to be remitted by it.

(iii)	No audit, investigation, litigation, proposed adjustment or other Proceeding has commenced or has been asserted in writing or, to the knowledge of Acasti, threatened with respect to material Taxes or material Returns of Acasti or any of its Subsidiaries, and neither Acasti nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of material Taxes and no such Proceeding has been asserted or, to the knowledge of Acasti, threatened against Acasti or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to material Taxes assessed by any Governmental Authority against Acasti or any of its Subsidiaries or relating to material Returns of Acasti or any of its Subsidiaries or any other matters which could result in claims for material Taxes against Acasti or any of its Subsidiaries.

(iv)	There are no currently effective or pending material agreements or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any material Taxes, the filing of any material Return, or the payment of any material Taxes by Acasti or any of its Subsidiaries.

(v)	There are no Liens for material Taxes on the property or assets of Acasti or any of its Subsidiaries, except for Permitted Liens.

(vi)	Neither Acasti nor any of its Subsidiaries has transferred to or acquired property or a service from a non-arm’s length Person (within the meaning of the Tax Act) for consideration the value of which is less than the fair market value of the property or service except, in each case, any capital contributions made by Acasti or any of its Subsidiaries to another wholly owned Acasti Subsidiary.

(vii)	Neither Acasti nor any of its Subsidiaries is subject to liability for material Taxes of any other Person under any applicable Tax Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-US. Tax law) or otherwise as a result of being a member of an affiliated, aggregate, consolidated, combined or unitary Tax group (other than a group of which Acasti or any of its Subsidiaries was the common parent), as transferee or successor, by contract or otherwise.

(viii)	Neither Acasti nor any of its Subsidiaries has acquired property from any Person in circumstances where Acasti or Subsidiary did or could become liable for any material Taxes of such Person that are currently due or may become due in the future. Neither Acasti nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to (other than any agreement or undertaking entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), any Person pursuant to which it has assumed liability for the payment of material Taxes owing by such person that are currently due or may become due in the future.

(ix)	No facts, circumstances, or events exist or have existed that have resulted in the application of any of sections 80 to 80.04 of the Tax Act to Acasti or any of its Subsidiaries.

(x)	Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by Acasti and each of its Subsidiaries with respect to all material transactions between the relevant entity and any Person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act, during a Tax year commencing after 2005 and ending on or before the Closing Date.

(xi)	Acasti is, and at all times since its formation has been, treated as a foreign corporation for U.S. federal income Tax purposes.

(xii)	The unpaid Taxes of Acasti and its Subsidiaries (A) did not, as of the most recent Acasti Financial Statements through the date of this Agreement, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the most recent Acasti Financial Statements (other than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acasti and its Subsidiaries in filing their respective Returns.

(xiii)	Acasti is not subject to any material Tax in any jurisdiction outside of Canada, no Acasti Subsidiary is subject to any material Tax in any country outside of the country of its formation, and no claim has been made in writing by a Governmental Authority in a jurisdiction in which Acasti or any of its Subsidiaries does not currently file a Return that Acasti or any of its Subsidiaries is or may be subject to material Taxation by that jurisdiction.

(xiv)	Acasti is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (without taking into account Section 367 of the Code).

(q)	Employment Agreements. Other than as set forth in Section 3.1(q) of the Acasti Disclosure Schedule, none of Acasti or any of the Acasti Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)	any employment, retention or change of control agreement providing for any retention, severance, change of control, or termination payments (each, an “Employment Agreement”) to any current or, to the extent any liability remains outstanding, former director, officer, individual independent contractor or employee of Acasti or any of the Acasti Subsidiaries in excess of $200,000;

(ii)	any collective bargaining or union agreement or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Acasti, threatened application for certification, recognition or bargaining rights in respect of Acasti or any of the Acasti Subsidiaries;

(iii)	any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Acasti or any of the Acasti Subsidiaries, except as would not be expected to have a Material Adverse Effect on Acasti;

(iv)	any actual or, to the knowledge of Acasti, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Acasti or any of the Acasti Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Acasti; or

(v)	non-compliance with any applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and employee leave issues, in each case except as would not be expected to have a Material Adverse Effect on Acasti.

(r)	Pension and Employee Benefits.

(i)	Section 3.1(r)(i) of the Acasti Disclosure Letter sets forth a true, complete and correct list of each material employee benefit plan (within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974), as amended (“ERISA”), whether or not subject to ERISA, and each other material employee benefit or compensation plan, agreement, program, policy or arrangement, whether written or unwritten, including without limitation, any option, restricted share, restricted share unit, deferred share unit, stock purchase, phantom stock, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, medical or life insurance, retiree medical or life insurance, profit sharing plan, unemployment or severance compensation plan or health and welfare plan, or Employment Agreement, that is maintained, established, sponsored or contributed to (or required to be contributed to) by Acasti or any Acasti ERISA Affiliate for the benefit of, or that Acasti or any Acasti Subsidiary is a party to with, any current or former (to the extent any liability remains outstanding) employee, individual independent contractor or director, of, or other service provider to, Acasti or any Acasti Subsidiary or any of their dependents or beneficiaries or with respect to which Acasti or any Acasti Subsidiary would reasonably be expected to have any liability (each, without regard to any materiality qualifier contained above, a “Acasti Plan”).

(ii)	With respect to each material Acasti Plan, Acasti has provided or otherwise made available to Grace in the Acasti Data Room or in the Acasti Public Disclosure Record (A) a true and complete copy of such material Acasti Plan, including any amendments thereto; (B) latest annual report, if any; (C) each trust or other funding arrangement, (D) each summary plan description (if applicable), (E) the most recent IRS determination letter or opinion letter, as applicable, (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (G) written summaries of any material non-written Acasti Plan.

(iii)	Except as set forth in Section 3.1(r)(iii) of the Acasti Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, individual independent contractor, officer or director of Acasti or any Acasti Subsidiary to termination or severance pay, or any other payment or benefit, (B) accelerate the time of funding, payment or vesting, or increase the amount of compensation or benefit due any such current or former employee, individual independent contractor, officer or director, or (C) cause amounts payable or benefits provided to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code or result in any excise tax owing under Section 4999 of the Code. No current or former employee or individual independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

(iv)	Each Acasti Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law. There are no pending, or to the knowledge of Acasti, threatened material actions, suits, disputes or claims by or on behalf of any Acasti Plan, by any employee or beneficiary covered under any such Acasti Plan, as applicable, or otherwise involving any such Acasti Plan (other than routine claims for benefits).

(v)	Each Acasti Plan intended to qualify under Section 401(a) of the Code is the subject of an opinion or determination letter from the IRS upon which it can rely and, to the knowledge of Acasti, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Acasti Plan.

(vi)	No Acasti Plan provides health or welfare post-retirement benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to current or former employees, individual independent contractors or directors or to the beneficiaries or dependents of such person, other than coverage mandated solely by applicable Law.

(vii)	Neither Acasti, nor any Acasti ERISA Affiliate sponsors, contributes to or has any liability (including contingent liability) under, or in the past six years sponsored, contributed to or had liability under (including any contingent liability), (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(viii)	No Acasti Plan is a “registered pension plan” as defined in s. 248(1) of the Tax Act.

(s)	Intellectual Property.

(i)	Section 3.1(s)(i) of the Acasti Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by Acasti and the Acasti Subsidiaries in any jurisdiction in the world (“Acasti Intellectual Property”). Acasti or one of the Acasti Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of Acasti Intellectual Property set forth in Section 3.1(s)(i) of the Acasti Disclosure Letter, and, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti, no Intellectual Property set forth in Section 3.1(s)(i) of the Acasti Disclosure Letter or required to be listed on Section 3.1(s)(i) of the Acasti Disclosure Letter is or has been involved in any proceeding in which the scope, validity or enforceability thereof is being or has been contested or challenged, and to the knowledge of Acasti, no such proceeding has been threatened with respect to any such Intellectual Property and there is no basis for any such proceeding with respect to any material Intellectual Property.

(ii)	Acasti or one of the Acasti Subsidiaries has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise has the right to use, pursuant to a valid and enforceable written license, sublicense, or other agreement, all of the Intellectual Property necessary to enable operation of their business as presently conducted.

(iii)	To the knowledge of Acasti, Acasti’s and the Acasti Subsidiaries’ conduct of their business as presently conducted has not and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any material Intellectual Property rights of others. No person has asserted any written claim (or to the knowledge of Acasti, any oral claim) (i) challenging or questioning Acasti’s right, interest or title in any of the material Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries or (ii) alleging infringement, misappropriation or violation of any material Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries. None of the Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely affects the use, transfer, registration or licensing of any such Intellectual Property by Acasti and the Acasti Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries.

(iv)	To the knowledge of Acasti, no third person has infringed upon, misappropriated, or otherwise violated or made unlawful use of any material Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries, and no third person is currently infringing upon, misappropriating, or otherwise violating or making unlawful use of any material Intellectual Property owned by Acasti and the Acasti Subsidiaries.

(v)	Acasti has taken reasonable security measures, consistent with practices in the industry in which Acasti operates, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential and technical information. All current and former employees, contractors, and consultants of Acasti and the Acasti Subsidiaries who have been involved in or contributed to the development of Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries have executed written agreements (i) pursuant to which such individuals have assigned, or are required to assign, to Acasti or one of the Acasti Subsidiaries all of their rights in and to all inventions and Intellectual Property rights developed or conceived of in the course of their employment or engagement with Acasti or one of the Acasti Subsidiaries, and (ii) under which each such individual is obligated to maintain the confidentiality of Acasti and the Acasti Subsidiaries’ confidential information (any such agreement an “Acasti IP Agreement”). To the knowledge of Acasti and the Acasti Subsidiaries, no employee, officer, director, consultant or advisor of Acasti or one of the Acasti Subsidiaries (x) has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries, or (y) is in material violation of any Acasti IP Agreement.

(vi)	To the knowledge of Acasti, the information technology systems of Acasti and the Acasti Subsidiaries, including the relevant software and hardware, are reasonably secure against unauthorized access and have not suffered any material failure or security breach within the past two (2) years. Except as would not have or would not reasonably be expected to have a Material Adverse Effect on Acasti and the Acasti Subsidiaries, Acasti and the Acasti Subsidiaries are in compliance with any privacy policies and all Privacy Laws, as well as all contractual and legal requirements that are applicable to Acasti and the Acasti Subsidiaries’ operations pertaining to information privacy and security.

(t)	Regulatory Matters.

(i)	Since December 31, 2017, the businesses of Acasti and the Acasti Subsidiaries have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. (“FDCA”); (B) the Public Health Service Act of 1944 (the “PHSA”); (C) Canada’s Food and Drugs Act (“CFDA”); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), and any comparable state, provincial or local Laws; (F) the Canadian Patent Act and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board (“PMPRB”); (G) the Orphan Drug Act of 1983, 96 Stat. 2049 (the “Orphan Act”), (H) state or provincial licensing, disclosure and reporting requirements; (I) all Laws similar to the foregoing in all other jurisdictions; and (J) all binding rules and regulations issued under such Laws.

(ii)	Acasti and the Acasti Subsidiaries hold all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, distribution, or export, as applicable, of each of the Acasti Products. All such material Regulatory Authorizations are valid and in full force and effect, or in the process of being obtained in the ordinary course of business. Since December 31, 2017, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti and its Subsidiaries, taken as a whole. Acasti and each of the Acasti Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Acasti, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii)	All pre-clinical and clinical investigations conducted or sponsored by Acasti or any of Acasti Subsidiaries have been since December 31, 2017 in compliance in all respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects (collectively, the “FDA Regulations”), and (D) federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti. Neither Acasti nor the Acasti Subsidiaries have received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA or Health Canada, since December 31, 2017 initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by Acasti or the Acasti Subsidiaries.

(iv)	All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by Acasti and the Acasti Subsidiaries since December 31, 2017 have been so filed, maintained or furnished. To the knowledge of Acasti, all such required reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Since December 31, 2017, neither Acasti nor any of the Acasti Subsidiaries, nor, to the knowledge of Acasti, any officer, employee, agent or distributor of Acasti or any of the Acasti Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of Acasti, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “Fraud Policy”) or for Health Canada or any other Regulatory Authority to invoke any similar policy.

(v)	All statements, representations, summaries, meeting minutes, and other information that Acasti and the Acasti Subsidiaries, and any of their officers, employees, or agents made, provided, or delivered to any individuals or entities regarding (i) the status or progress of any pre-clinical or clinical studies or (ii) any written or oral discussions with FDA and any other Regulatory Authority were truthful, accurate, and not misleading. Prior to its decision to not continue the development of Acasti Products, Acasti had not received any written or oral notice from FDA or any other Regulatory Authority that would have reasonably permitted Acasti to conclude that its application for marketing approval would be denied or would be likely to be denied.

(vi)	None of Acasti, Acasti Subsidiaries, nor any of their officers, employees, or agents have promoted, marketed, communicated, directed, implied, indicated, suggested, provided materials, or otherwise directly or indirectly caused any Person to reach the conclusion that Acasti Products possess, are covered by, or are likely to obtain any Regulatory Authorizations that allow Acasti Products to be used outside of clinical investigations or investigational uses.

(vii)	Acasti has not received any written information from FDA or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before FDA or such other Regulatory Authority.

(viii)	Acasti and Acasti Subsidiaries (A) are not parties to and do not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2017, have not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in each case that would be expected to have a Material Adverse Effect on Grace.

(ix)	Neither Acasti, Acasti Subsidiaries, nor, to the knowledge of Acasti, any officer, employee, agent or distributor of Acasti, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Acasti, Acasti Subsidiaries, nor, to the knowledge of Acasti, any officer, employee, agent or distributor of Acasti, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act or any similar Law or program.

(x)	To the knowledge of Acasti, each product or product candidate that was or had been under development by Acasti and which is subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested or distributed by or on behalf of Acasti (each a “Acasti Product”) was developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, and exported in material compliance with all applicable requirements under the CFDA, FDCA, and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, record keeping, filing of reports, security, and FDCA’s requirements on reporting and evaluation of adverse events during clinical investigations, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti. To the knowledge of Acasti, no employee of Acasti responsible for management of the development, import, testing, manufacturing, handling, storage, transportation, distribution, or export of Grace Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(xi)	Acasti has not, since December 31, 2017, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from FDA, state, provincial or any other Regulatory Authority and there is no action or proceeding pending or, to the knowledge of Acasti, threatened (A) contesting the current or prior compliance with Law or Regulatory Guidelines of any facility where an Acasti Product is, was, or used to be developed, tested, manufactured, handled, stored, distributed, or transported or (B) otherwise alleging any violation applicable to any Acasti Product or manufacturing process of any Law or Regulatory Guidelines by Acasti.

(xii)	Since December 31, 2017, Acasti and Acasti Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “Dear Doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Acasti Product. To the extent that this is applicable, Acasti has complied in all material respects with all recalls, market withdrawals or other corrective action and has no obligation or liability with respect to any recall, market withdrawal or corrective action.

(u)	Books and Records. The corporate records and minute books of Acasti and the Acasti Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders except that minutes of certain recent meetings of the Acasti Board of Directors or committees thereof have not been finalized as of the date hereof. The financial books, records and accounts of Acasti and the Acasti Subsidiaries (i) have in all material respects been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect the basis for the consolidated financial statements of Acasti. All such corporate records and minute books of Acasti and the Acasti Subsidiaries have been provided or otherwise made available to Grace.

(v)	Opinion of Acasti Financial Advisor. The Acasti Board of Directors has received the opinion of Acasti’s financial advisor to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Acasti. A copy of such written opinion will be provided by Acasti to Grace solely for informational purposes no later than two (2) Business Days after the date such opinion is received by Acasti.

(w)	Acasti Board of Directors Approval. The Acasti Board of Directors has determined that the Merger is fair, from a financial point of view, to Acasti and is in the best interests of Acasti, has approved the execution and delivery of this Agreement and the entering into of the Transaction, and has resolved to recommend that Acasti Shareholders vote in favor of the Acasti Shareholder Resolution and the Acasti Equity Plan Resolution.

(x)	Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Acasti and the Acasti Subsidiaries are now and have been since December 31, 2017 in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Acasti, threatened against Acasti, any of the Acasti Subsidiaries or, to the knowledge of Acasti, against any Person whose liability for such Environmental Claims Acasti or any of the Acasti Subsidiaries has retained or assumed either contractually or by operation of law, and to the knowledge of Acasti there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Acasti or any of the Acasti Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or cleanup activities by Acasti or any of the Acasti Subsidiaries or by any Person whose liability for such Environmental Claims Acasti or any of the Acasti Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Acasti nor any Acasti Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) each of Acasti and the Acasti Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing.

(y)	Insurance. Section 3.1(y) of the Acasti Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by Acasti or any Acasti Subsidiary. All current insurance policies and contracts of Acasti and the Acasti Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Acasti nor any of the Acasti Subsidiaries has received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Acasti, have any claims been denied under any current insurance policies, and, to the knowledge of Acasti, no threat has been made to cancel any insurance policy or contract of Acasti or any Acasti Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(z)	Acasti Shareholder Approval. The only votes of the Acasti Shareholders required to approve the Acasti Shareholder Resolution and the Acasti Equity Plan Resolution in accordance with applicable Law are the Acasti Shareholder Approval and the Acasti Equity Plan Approval, respectively. The Acasti Shareholder Approval is the only vote of the securityholders of Acasti required by Law, the constating documents of Acasti or otherwise to adopt this Agreement and approve the Transaction.

(aa)	Brokers and Finders. Except for Oppenheimer & Co. Inc., neither Acasti nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from Acasti or any of its Subsidiaries in connection with the transactions contemplated hereby, and no Person is or may become entitled to receive any fee or other amount from Acasti or any of its Subsidiaries in connection with the transactions contemplated hereby.

(bb)	No Other Representations and Warranties. Except for the representations and warranties made by Grace in Section 3.2, Acasti acknowledges that neither Grace nor any other Person makes any express or implied representation or warranty with respect to Grace or its businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and agrees that Grace disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Grace in Section 3.2, Acasti acknowledges that neither Grace nor any other Person makes or has made any representation or warranty to Acasti or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Grace or its businesses or operations or (ii) any oral or written information furnished or made available to Acasti or any of its Representatives in the course of their due diligence investigation of Grace, the negotiation of this Agreement or the consummation of the Transaction, including the accuracy, completeness or currency thereof, and Acasti agrees that neither Grace nor any other Person will have any liability to Acasti or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

3.2	Representations and Warranties of Grace

Except as disclosed in the applicable section or subsection of the Grace Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Grace Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Grace Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face), Grace represents and warrants to and in favor of Acasti and MergerCo as follows and acknowledges that Acasti and MergerCo are relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Qualification. Grace has been duly incorporated, validly exists and is in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Grace is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Grace. Grace has provided to Acasti true, complete and correct copies of the constating documents of Grace, in each case as amended.

(b)	Authority Relative to this Agreement. Grace has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Grace Stockholder Approval as contemplated in this Agreement) to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement and the completion by Grace of the Transaction have been duly authorized by the Grace Board of Directors and no other corporate proceedings on the part of Grace are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Grace Stockholder Approval as contemplated in this Agreement, the completion by Grace of the Transaction. This Agreement has been duly executed and delivered by Grace and constitutes a legal, valid and binding obligation of Grace, enforceable against Grace in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)	Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Grace of this Agreement, the performance by Grace of its obligations hereunder and the completion by Grace of the Transaction, other than any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Grace, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d)	No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c), the execution and delivery by Grace of this Agreement, the performance by Grace of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach, violation or default under any Law or Order applicable to Grace or any of its properties or assets;

(ii)	result in a contravention, conflict, violation, breach or default under the constating documents of Grace;

(iii)	result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Grace Material Contract or material Permit to which it is a party or by which it is bound or to which any of its properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Grace Material Contract or material Permit; or

(iv)	result in the suspension or alteration in the terms of any material Permit held by Grace or in the creation of any Lien upon any of its properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Grace.

(e)	Capitalization of Grace.

(i)	As of the date of this Agreement, the authorized capital of Grace consists of 38,000,000 Grace Shares and 2,000,000 Grace Class B Shares, of which 20,000,000 Grace Shares were issued and outstanding as of May 7, 2021, all of which have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, (i) 558,000 shares of Grace Restricted Stock are outstanding, and (ii) 442,000 Grace Shares are reserved for issuance pursuant to the Grace Equity Plan. Except for the Grace Equity Plan and the Grace Notes, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Grace granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Grace to issue or sell any Grace Shares or other securities of Grace, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Grace Shares or other security of Grace. There is no outstanding contractual obligation of Grace to repurchase, redeem or otherwise acquire any Grace Shares. Except for the Grace Restricted Stock, Grace does not have outstanding any stock appreciation right, phantom equity, bonus share, restricted share unit, performance share unit, deferred share, deferred share unit or other share-based award or similar right, agreement, arrangement or commitment based on the book value, Grace Share price, income or any other attribute of or related to Grace. No securities of Grace are listed on any stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Grace having the right to vote (or, other than the Grace Notes, that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Grace Shares on any matter.

(ii)	Section 3.2(e)(ii) of the Grace Disclosure Letter sets forth a true and complete list of all Grace Restricted Stock outstanding as the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Grace Restricted Stock held by each such holder, (iii) the grant date of each such Grace Restricted Stock, and (iv)the vesting schedule applicable to each such Grace Restricted Stock. With respect to each grant of a Grace Restricted Stock, each such grant was made, in all material respects, in accordance with the terms of the Grace Equity Plan and all other applicable Laws and has a grant date identical to or following the date on which the Grace Board of Directors or compensation committee approved such Grace Restricted Stock.

(f)	Grace Subsidiaries. Grace has no direct or indirect Subsidiaries and does not own any interest or investment (whether equity or debt) in any Person.

(g)	Securities Laws Matters.

(i)	Grace is not subject to continuous disclosure or other public reporting requirements under any securities Laws.

(h)	Financial Statements.

(i)	The Grace Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon. The Grace Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Grace as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Grace to any director or officer of Grace.

(ii)	Grace has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer (or other similar officer) of Grace, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Grace, since December 31, 2017: (i) except as set forth on Section 3.2(h)(ii) of the Grace Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Grace that are reasonably likely to adversely affect Grace’s ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Grace. To the knowledge of Grace, since December 31, 2017, Grace has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Grace regarding questionable accounting or auditing matters.

(i)	No Undisclosed Liabilities. Grace has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations incurred in the ordinary course of business since the date of the most recent Grace Financial Statements that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of Grace, a Material Adverse Effect on Grace, and (ii) liabilities and obligations incurred in connection with this Agreement and the Transaction. Without limiting anything set forth herein, the Grace Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Grace.

(j)	Absence of Certain Changes. From the date of the most recent Grace Financial Statements to the date of this Agreement: (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grace, and (ii) Grace has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(k)	Compliance with Laws. Since December 31, 2017, the business of Grace has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and Grace has not received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Grace has not taken or committed to take any action which would cause Grace to be in violation of the United States Foreign Corrupt Practices Act or any applicable Laws of similar effect, and, to the knowledge of Grace, no such action has been taken by any Person acting on behalf of Grace.

(l)	Litigation. There is no Proceeding against or involving Grace (whether in progress, pending or, to the knowledge of Grace, threatened) that, if adversely determined would have a Material Adverse Effect on Grace or would prevent or materially delay the completion of the Merger and, to the knowledge of Grace, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Grace nor any of its properties or assets is subject to any outstanding Order that that would reasonably be expected to (i) prevent or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on Grace.

(m)	Real Property. Section 3.2(m) of the Grace Disclosure Letter contains a list of all leases pursuant to which Grace currently leases real property as tenant. Grace does not own any real property.

(n)	Assets. Grace owns or otherwise holds good and valid legal title to, and, where its interests are registrable, is the sole record owner, or holds a valid leasehold interest or license in, all material tangible assets and tangible properties that are required to conduct the business and operations of Grace as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that could individually or in the aggregate, have a Material Adverse Effect on Grace. The assets owned or leased by Grace constitute all material assets used or held for use in the operation and conduct of the business of Grace as it is currently conducted.

(o)	Contracts.

(i)	Except as set forth in Section 3.2(o) of the Grace Disclosure Letter, as of the date of this Agreement, Grace is not a party to or bound by any of the following types of Contract (each of the following types of Contracts, a “Grace Material Contract”):

(A)	any collective bargaining agreement, or similar Contract with any labor union or association, with respect to its employees;

(B)	any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2021 or any subsequent year of an amount in excess of $100,000, and (ii) not terminable by Grace on three (3) months’ notice or less;

(C)	any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Grace in an amount in excess of $100,000;

(D)	any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Grace valued at an amount in excess of $100,000;

(E)	any real property lease, rental or occupancy agreement under which Grace continues to have obligations or rights;

(F)	any Contract entered into outside of the ordinary course of business pursuant to which Grace (i) is granted or obtains or agrees to obtain any right to use any material technology or material Intellectual Property rights (excluding commercially available off-the-shelf software), (ii) is restricted in its right to use or register any material technology or material Intellectual Property rights owned by Grace, or (iii) permits or agrees to permit any other Person, to use, obtain, enforce or register any material technology or material Intellectual Property owned by Grace, including any license agreements, option agreements, and covenants not to sue;

(G)	except for any non-solicit obligations, any Contract that obligates Grace or its Affiliates not to compete with another Person, requires Grace to acquire any material product, asset or service exclusively from any other Person, or otherwise contractually restricts Grace from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(H)	any Contract entered into since December 31, 2017 and for which on-going material obligations remain: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Grace, (ii) relating to a material acquisition or disposition by Grace, (iii) relating to the acquisition, issuance or transfer of any securities of Grace or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(I)	any Contract with any stockholder of Grace entered into since December 31, 2017.

(ii)	True, correct and complete copies of each Grace Material Contract in effect on the date hereof has been provided or otherwise made available to Acasti.

(iii)	Except as would not reasonably be expected to have a Material Adverse Effect on Grace, none of Grace, to the knowledge of Grace, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Grace Material Contract in any material respect, and Grace has not received or given any written notice of default under any Grace Material Contract which remains uncured. To the knowledge of Grace, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Grace Material Contract or the inability of a party to any Grace Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Grace. To the knowledge of Grace, no Person has challenged in writing the validity or enforceability of any Grace Material Contract.

(iv)	Other than pursuant to Grace Voting and Lock-Up Agreement with the Grace Specified Stockholders, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Grace is a party or, to the knowledge of Grace, with respect to any shares or other equity interests of Grace or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Grace.

(v)	As of the date of this Agreement, Grace has not received written notice of the termination of, or intent to terminate or otherwise fail to materially perform any Grace Material Contract.

(p)	Taxes.

(i)	Grace has duly and timely made or prepared (or has had prepared on its behalf) all material Returns required to be made or prepared by it and has duly and timely filed (or has had filed on its behalf) all material Returns required to be filed by it with the appropriate Governmental Authority (in each case taking into account extensions validly obtained). All such Returns are true, correct, and complete in all material respects.

(ii)	Grace has (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Grace Financial Statements; (B) duly and timely withheld all material Taxes and other material amounts required by applicable Laws to be withheld by it (including any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party) and has duly and timely remitted to the appropriate Governmental Authority such material Taxes and other material amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer Taxes, including sales, value added and federal, state or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by applicable Laws to be remitted by it.

(iii)	No audit, investigation, litigation, proposed adjustment or other Proceeding has commenced or has been asserted in writing or, to the knowledge of Grace, threatened with respect to material Taxes or material Returns of Grace, and Grace is not a party to any Proceeding for assessment, reassessment, or collection of material Taxes and no such Proceeding has been asserted or, to the knowledge of Grace, threatened against Grace or any of its respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to material Taxes assessed by any Governmental Authority against Grace or relating to material Returns of Grace or any other matters which could result in claims for material Taxes against Grace.

(iv)	There are no currently effective or pending material agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any material Taxes, the filing of any material Return, or the payment of any material Taxes by Grace.

(v)	Within the past 3 years, Grace has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(vi)	Grace does not have any liability for material Taxes of any other Person under any applicable Tax Law (including Treasury Regulation § 1.1502-6 or any similar provision of state, local, or non-US Tax law) or otherwise as a result of being a member of a affiliated, aggregate, consolidated, combined or unitary Tax group (other than a group of which Grace was the common parent), as transferee or successor, by contract or otherwise.

(vii)	There are no Liens for material Taxes on the property or assets of Grace other than Permitted Liens.

(viii)	Grace has not acquired property from any Person in circumstances where Grace did or could become liable for any material Taxes of such Person that are currently due or may become due in the future. Grace has not entered into any agreement with, or provided any undertaking to (other than any agreement or undertaking entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), any Person pursuant to which it has assumed liability for the payment of material Taxes owing by such person that are currently due or may become due in the future.

(ix)	The unpaid Taxes of Grace (A) did not, as of the most recent Grace Financial Statements through the date of this Agreement, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the most recent Grace Financial Statements (other than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Grace in filing its Returns.

(x)	Grace has disclosed on its U.S. federal income Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(xi)	Grace has not been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(xii)	Grace is not subject to any material Taxes in any jurisdiction outside of the United States and no claim has been made in writing by a Governmental Authority in a jurisdiction in which Grace does not currently file a Return that Grace is or may be subject to material Taxation by that jurisdiction.

(xiii)	Section 3.2(p)(xiii) of the Grace Disclosure Schedule lists all material federal, state, local, and non-U.S. Returns filed by Grace for the taxable periods ended on or after December 31, 2016, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit. Grace has delivered to Acasti correct and complete copies of all federal income Tax Returns of Grace, examination reports issued to Grace, and statements of deficiencies assessed against or agreed to by Grace since December 31, 2016.

(xiv)	Grace is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (without taking into account Section 367 of the Code).

(xv)	Grace will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)	use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(C)	“closing agreement’’ as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Effective Time;

(D)	intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(E)	installment sale or open transaction disposition made prior to the Effective Time; or

(F)	prepaid amount received prior to the Effective Time.

(q)	Employment Agreements. Grace is not a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)	any Employment Agreement with any current or, to the extent any liability remains outstanding, former director, officer, individual consultant or independent contractor or employee of Grace in excess of $100,000;

(ii)	any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Grace, threatened application for certification, recognition or bargaining rights in respect of Grace;

(iii)	any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Grace, except as would not be expected to have a Material Adverse Effect on Grace;

(iv)	any actual or, to the knowledge of Grace, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Grace or the termination thereof except as would not be expected to have a Material Adverse Effect on Grace; or

(v)	non-compliance with any applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and employee leave issues, in each case except as would not be expected to have a Material Adverse Effect on Grace.

(r)	Pension and Employee Benefits.

(i)	Section 3.2(r)(i) of the Grace Disclosure Letter sets forth a true, complete and correct list of each material employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each other material employee benefit or compensation plan, agreement, program, policy or arrangement, whether written or unwritten, including without limitation, any option, restricted share, restricted share unit, deferred share unit, stock purchase, phantom stock, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, medical or life insurance, retiree medical or life insurance, unemployment or severance compensation plan or health and welfare plan, or Employment Agreement, that is maintained, established, sponsored or contributed to (or required to be contributed to) by Grace for the benefit of, or that Grace is a party to with, any current or former (to the extent any liability remains outstanding) employee, individual consultant or independent contractor or director of, or other service provider to, Grace or any of their dependents or beneficiaries or with respect to which Grace would reasonably be expected to have any liability (each, without regard to any materiality qualifier contained above, a “Grace Plan”).

(ii)	With respect to each Grace Plan, Grace has provided or otherwise made available to Acasti in the Grace Data Room (A) a true and complete copy of such Grace Plan, including any amendments thereto; (B) latest annual report, if any; (C) each trust or other funding arrangement, (D) each summary plan description (if applicable), (E) the most recent IRS determination letter or opinion letter, as applicable, (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (G) written summaries of any non-written Grace Plan.

(iii)	Except as otherwise set forth in Section 3.2(r)(iii) of the Grace Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, other than as contemplated by Section 2.1 of this Agreement, (A) entitle any current or former employee, individual independent contractor, officer or director of Grace to termination or severance pay or any other payment or benefit, (B) accelerate the time of funding, payment or vesting, or increase the amount of compensation or benefit due any such current or former employee, individual independent contractor, officer or director, or (C) cause amounts payable or benefits provided to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code or result in any excise tax owing under Section 4999 of the Code. No current or former employee or individual independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

(iv)	Each Grace Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law. There are no pending, or to the knowledge of Grace, threatened material actions, suits, disputes or claims by or on behalf of any Grace Plan, by any employee or beneficiary covered under any such Grace Plan, as applicable, or otherwise involving any such Grace Plan (other than routine claims for benefits).

(v)	Each Grace Plan intended to qualify under Section 401(a) of the Code is the subject of an opinion or determination letter from the IRS upon which it can rely and, to the knowledge of Grace, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Grace Plan.

(vi)	No Grace Plan provides health or welfare post-retirement benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to current or former employees, individual independent contractors or directors or to the beneficiaries or dependents of such person, other than coverage mandated solely by applicable Law.

(vii)	Neither Grace, nor any Grace ERISA Affiliate, sponsors, contributes to or has any liability under, or in the past six years sponsored, contributed to or had liability under, (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(viii)	No Grace Plan is a “registered pension plan” as defined in s. 248(1) of the Tax Act.

(s)	Intellectual Property.

(i)	Section 3.2(s)(i) of the Grace Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by Grace in any jurisdiction in the world. Grace is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of Intellectual Property set forth in Section 3.2(s)(i) of the Grace Disclosure Letter, and, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grace, no Intellectual Property set forth in Section 3.2(s)(i) of the Grace Disclosure Letter or required to be listed on Section 3.2(s)(i) of the Grace Disclosure Letter is or has been involved in any proceeding in which the scope, validity or enforceability thereof is being or has been contested or challenged, and to the knowledge of Grace, no such proceeding has been threatened with respect to any such Intellectual Property and there is no basis for any such proceeding with respect to any material Intellectual Property.

(ii)	Grace has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise has the right to use, pursuant to a valid and enforceable written license, sublicense, or other agreement, all of the Intellectual Property necessary to enable operation of their business as presently conducted.

(iii)	To the knowledge of Grace, Grace’s conduct of its business as presently conducted has not and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any material Intellectual Property rights of others. No person has asserted any written claim (or to the knowledge of Grace, any oral claim) (i) challenging or questioning Grace’s right, interest or title in any of the material Intellectual Property owned or purported to be owned by Grace or (ii) alleging infringement, misappropriation or violation of any material Intellectual Property owned or purported to be owned by Grace. None of the Intellectual Property owned or purported to be owned by Grace is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by Grace, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Intellectual Property owned or purported to be owned by Grace.

(iv)	To the knowledge of Grace, no third person has infringed upon, misappropriated, or otherwise violated or made unlawful use of any material Intellectual Property owned or purported to be owned by Grace, and no third person is currently infringing upon, misappropriating, or otherwise violating or making unlawful use of any material Intellectual Property owned by Grace.

(v)	Grace has taken reasonable security measures, consistent with practices in the industry in which Grace operates, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential and technical information. All current and former employees, contractors, and consultants of Grace who have been involved in or contributed to the development of Intellectual Property owned or purported to be owned by Grace have executed written agreements (i) pursuant to which such individuals have assigned, or are required to assign, to Grace all of their rights in and to all inventions and Intellectual Property rights developed or conceived of in the course of their employment or engagement with Grace, and (ii) under which each such individual is obligated to maintain the confidentiality of Grace’s confidential information (any such agreement an “Grace IP Agreement”). To the knowledge of Grace, no employee, officer, director, consultant or advisor of Grace (x) has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned or purported to be owned by Grace, or (y) is in material violation of any Grace IP Agreement.

(vi)	To the knowledge of Grace, the information technology systems of Grace, including the relevant software and hardware, are reasonably secure against unauthorized access and have not suffered any material failure or security breach within the past two (2) years. Except as would not have or would not reasonably be expected to have a Material Adverse Effect on Grace, Grace is in compliance with any privacy policies and all Privacy Laws, as well as all contractual and legal requirements that are applicable to Grace’s operations pertaining to information privacy and security.

(t)	Regulatory Matters.

(i)	Since December 31, 2017, the businesses of Grace have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) FDCA; (B) the PHSA; (C) the CFDA; (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, HIPAA, and any comparable state, provincial or local Laws; (F) the PMPRB; (G) the Orphan Act; (H) state or provincial licensing, disclosure and reporting requirements; (I) all Laws similar to the foregoing in all other jurisdictions; and (J) all binding rules and regulations issued under such Laws.

(ii)	Grace holds all material Regulatory Authorizations necessary for the lawful operations of its businesses and the import, testing, manufacturing, handling, storage, transportation, distribution, or export, as applicable, of each of its products. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2017, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grace. Grace is in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Grace, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii)	All pre-clinical and clinical investigations conducted or sponsored by Grace have been since December 31, 2017, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable the FDA Regulations and the federal and state Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Grace. Grace has not received any written notice, correspondence or other communication from FDA or any other Regulatory Authority since December 31, 2017 initiating or requiring, and is not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by Grace.

(iv)	All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to FDA or any other Regulatory Authority by Grace since December 31, 2017 have been so filed, maintained or furnished. To the knowledge of Grace, all such required reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to such filing. Since December 31, 2017, neither Grace nor, to the knowledge of Grace, any officer, employee, agent or distributor of Grace, has made an untrue statement of a material fact or a fraudulent statement to FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to FDA or any other Regulatory Authority, or, to the knowledge of Grace, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for FDA to invoke the Fraud Policy or any other Regulatory Authority to invoke any similar policy.

(v)	All statements, representations, summaries, meeting minutes, and other information that Grace and any of its officers, employees, or agents made, provided, or delivered to any individuals or entities regarding (i) the status or progress of any pre-clinical or clinical studies or (ii) any written or oral discussions with FDA and any other Regulatory Authority were truthful, accurate, and not misleading.

(vi)	Neither Grace nor any of its officers, employees, or agents have promoted, marketed, communicated, directed, implied, indicated, suggested, provided materials, or otherwise directly or indirectly caused any Person to reach the conclusion that Grace Products possess, are covered by, or are likely to obtain any Regulatory Authorizations that allow Grace Products to be used outside of clinical investigations or investigational uses.

(vii)	Grace has not received any written information from FDA or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before FDA or such other Regulatory Authority.

(viii)	Grace (A) is not party to or have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2017, has not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in each case that would be expected to have a Material Adverse Effect on Grace.

(ix)	Neither Grace nor, to the knowledge of Grace, any officer, employee, agent or distributor of Grace, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Grace nor, to the knowledge of Grace, any officer, employee, agent or distributor of Grace, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act or any similar Law or program.

(x)	To the knowledge of Grace, each product or product candidate currently under development by Grace and which is subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, and/or distributed by or on behalf of Grace (each a “Grace Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, distributed, or exported in material compliance with all applicable requirements under the CFDA, FDCA, and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, security, and FDCA’s requirements on reporting and evaluation of adverse events during clinical investigations, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grace. To the knowledge of Grace, no employee of Grace responsible for management of the development, import, testing, manufacturing, handling, storage, transportation, distribution, or export of Grace Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(xi)	Grace has not, since December 31, 2017 received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, state, provincial or any other Regulatory Authority and there is no action or proceeding pending or, to the knowledge of Grace, threatened (A) contesting the premarket approval of or the uses of any Grace Product (B) contesting the compliance with Law or Regulatory Guidelines of any facility where a Grace Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Grace Product or manufacturing process of any Law or Regulatory Guidelines by Grace.

(xii)	Since December 31, 2017, Grace has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “Dear Doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Grace Product. Grace is not aware of any facts which are reasonably likely to cause, and Grace has not received any written notice that FDA or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Grace Product, or (B) a termination, suspension, or injunction of the manufacture, marketing, storage or distribution of any Grace Products. Grace has complied in all material respects with all recalls, market withdrawals or other corrective action and has no obligation or liability with respect to any recall, market withdrawal or corrective action.

(u)	Books and Records. The corporate records and minute books of Grace a have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders except that minutes of certain recent meetings of the Grace Board of Directors or committees thereof have not been finalized as of the date hereof. The financial books, records and accounts of Grace (i) have in all material respects been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect the basis for the consolidated financial statements of Grace. All such corporate records and minute books of Grace have been provided or otherwise made available to Acasti.

(v)	Grace Board of Directors Approval. The Grace Board of Directors has determined that this Agreement, and the Merger are fair to Grace Stockholders and are in the best interests of Grace, has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.4, has resolved to recommend that Grace Stockholders vote in favor of the adoption of this Agreement.

(w)	Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Grace is now and has been since December 31, 2017 in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Grace, threatened against Grace, to the knowledge of Grace, against any Person whose liability for such Environmental Claims Grace has retained or assumed either contractually or by operation of law, and to the knowledge of Grace there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Grace (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or cleanup activities by Grace or by any Person whose liability for such Environmental Claims Grace has or may have retained or assumed either contractually or by operation of law; (iv) Grace is not subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Grace has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing.

(x)	Insurance. Section 3.2(x) of the Grace Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all material insurance policies owned by Grace. All current insurance policies and contracts of Grace are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. Grace has not received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Grace, have any claims been denied under any current insurance policies, and, to the knowledge of Grace, no threat has been made to cancel any insurance policy or contract of Grace as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(y)	Grace Stockholder Approval. The only vote or written consent of the stockholders of Grace required to adopt this Agreement and approve the Merger is the Grace Stockholder Approval. No other vote or consent of the stockholders of Grace is required by Law, the constating documents of Grace or otherwise to adopt this Agreement and approve the Merger.

(z)	Brokers and Finders. Except for William Blair & Company, L.L.C., Grace has not used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from Grace in connection with the transactions contemplated hereby, and no Person is or may become entitled to receive any fee or other amount from Grace in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with Grace’s financial advisor in connection with the Transaction has been provided to Acasti and has not been subsequently amended, waived or supplemented.

(aa)	Regulatory Filings. No HSR Act filing is required because Grace is its own “ultimate parent entity” as defined under 16 C.F.R. § 801.1(a)(3), and Grace does not meet the thresholds described in 15 U.S.C. §§ 18a(a)(2)(B)(ii)(II) or 18a(a)(2)(B)(ii)(III).

(bb)	No Other Representations and Warranties. Except for the representations and warranties made by Acasti in Section 3.1, Grace acknowledges that neither Acasti nor any other Person makes any express or implied representation or warranty with respect to Acasti or any of the Acasti Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and agrees that Acasti disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Acasti in Section 3.1, Grace acknowledges that neither Acasti nor any other Person makes or has made any representation or warranty to Grace or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Acasti, any of the Acasti Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Grace or any of its Representatives in the course of their due diligence investigation of Acasti, the negotiation of this Agreement or the consummation of the Transaction, including the accuracy, completeness or currency thereof, and Grace agrees that neither Acasti nor any other Person will have any liability to Grace or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

3.3	Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger and will expire and be terminated on the earlier of the Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

Article 4
COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1	Covenants of Acasti

Except as disclosed in Section 4.1 of the Acasti Disclosure Letter, Acasti covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Grace otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

(a)	the respective businesses of Acasti and the Acasti Subsidiaries will be conducted, their respective facilities will be maintained, and Acasti and the Acasti Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

(b)	Acasti and the Acasti Subsidiaries will comply in all material respects with the terms of all Acasti Material Contracts and Acasti will use its commercially reasonable efforts to maintain and preserve intact Acasti’s and Acasti Subsidiaries’ respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of Acasti’s and Acasti Subsidiaries’ respective officers and employees as a group;

(c)	Acasti will not, and will cause its Subsidiaries not to, directly or indirectly:

(i)	alter or amend its notice of articles, articles, charter, by-laws or other constating documents, except to alter or amend by-laws or other constating documents of MergerCo as may be required to effect the Transaction;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Acasti Shares (whether in cash or property);

(iii)	split, divide, consolidate, combine or reclassify the Acasti Shares or any other securities of Acasti (other than the Acasti Reverse Split);

(iv)	other than under Acasti’s existing at-the-market equity offering program in accordance with a sales agreement dated June 29, 2020, issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Acasti Shares or other securities of Acasti or the Acasti Subsidiaries (including options or any equity-based or equity-linked awards such as restricted shares, restricted or deferred share units, deferred shares, bonus shares, other share-based awards or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, the Acasti Shares, other than the issuance of the Acasti Shares issuable pursuant to (A) the Merger; (B) the exercise of the Acasti Options outstanding on the date hereof; or (C) the issuance of Acasti Shares pursuant to the Acasti Warrants;

(v)	(A) increase the compensation or benefits of any of the current or former directors or executive officers of Acasti or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice or as required pursuant to applicable law or the terms of any Acasti Plan as in effect as of the date hereof), (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation (including bonuses) or benefits under any Acasti Plan, (D) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any Acasti Plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee, (E) other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee, or (F) hire any new, or terminate (other than for cause) any employee at the level of vice president or above;

(vi)	redeem, purchase or otherwise acquire any outstanding Acasti Shares or other securities convertible into or exchangeable or exercisable for Acasti Shares, other than in transactions between two or more wholly-owned Subsidiaries of Acasti or between Acasti and a wholly-owned Subsidiary of Acasti;

(vii)	amend the terms of any securities of Acasti or any of its Subsidiaries;

(viii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Acasti or any of its Subsidiaries;

(ix)	reorganize, amalgamate or merge with any other Person;

(x)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

(xi)	except as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, abandon or dispose of any assets or properties of Acasti (including the shares or other equity securities of any Subsidiary of Acasti) or of any of its Subsidiaries having a value greater than $200,000 in the aggregate;

(xii)	(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities (other than investments made in accordance with the Acasti Treasury Policy, a copy of which has been provided to Grace), contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $200,000 in the aggregate; or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xiii)	incur any indebtedness, other than trade payables in the ordinary course of business, enter into any hedging, derivative or swap transaction or Contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

(xiv)	pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Acasti Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding where such waivers, releases, assignments, settlements or compromises exceed $200,000 in the aggregate or in any case would entail any non-monetary damages;

(xv)	settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Transaction;

(xvi)	enter into any material new line of business, enterprise or other activity;

(xvii)	expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed 200,000 in the aggregate;

(xviii)	(x) enter into any contract that would, if entered into prior to the date hereof, be an Acasti Material Contract, (y) materially modify, materially amend or terminate any Acasti Material Contract or waive, release or assign any material rights or claims thereunder or (z) engage in any transaction or series of transactions with an Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Securities Act;

(xix)	except as otherwise required by applicable Law, (t) make, change, revoke or rescind in any manner that is material any election relating to Taxes, (u) settle or compromise any Tax controversy or similar Proceeding relating to a material amount of Taxes, (v) make any material amendment with respect to any Return, (w) change any method of Tax accounting or change in annual Tax accounting period, (x) enter into any material agreement with a Governmental Authority with respect to Taxes, (y) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or (z) surrender any right to claim a material Tax refund;

(xx)	materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

(xxi)	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger;

(xxii)	negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

(xxiii)	except in the ordinary course of business, abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material Intellectual Property owned by Acasti and the Acasti Subsidiaries; or

(xxiv)	enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

(d)	Acasti will promptly notify Grace in writing of the occurrence of any event which would have or would reasonably be expected to have a Material Adverse Effect with respect to Acasti.

Nothing in this Section 4.1 shall give Grace the right to control, directly or indirectly, the operations or the business of Acasti or any Acasti Subsidiary at any time prior to the Closing.

4.2	Covenants of Grace

Except as disclosed in Section 4.2 of the Grace Disclosure Letter, Grace covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Acasti otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

(a)	the businesses of Grace will be conducted, their respective facilities will be maintained, and Grace will continue to operate its businesses only in the ordinary course of business;

(b)	Grace will comply in all material respects with the terms of all Grace Material Contracts and Grace will use its commercially reasonable efforts to maintain and preserve intact Grace’s business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of Grace’s officers and employees as a group;

(c)	Grace will not, directly or indirectly:

(i)	alter or amend its certificate of incorporation, by-laws or other governing documents, except to alter or amend by-laws or other governing documents of Grace as may be required to effect the Transaction;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities except the payment of interest or other amounts as and when due pursuant to the terms of Grace Notes;

(iii)	split, divide, consolidate, combine or reclassify Grace Shares or any other securities of Grace;

(iv)	issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Grace Shares or other securities of Grace (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, the Grace Shares;

(v)	(A) increase the compensation or benefits of any of the current or former directors or executive officers of Grace or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice or as required pursuant to applicable Laws, or the terms of any Grace Plan as in effect as of the date hereof), (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) except as contemplated pursuant to Section 2.1 of this Agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation (including bonuses) or benefits under any Grace Plan, (D) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any Grace Plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee, (E) other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee, or (F) hire any new, or terminate (other than for cause) any employee at the level of vice president or above;

(i)	redeem, purchase or otherwise acquire any outstanding Grace Shares or other securities convertible into or exchangeable or exercisable for Grace Shares;

(ii)	amend the terms of any securities of Grace;

(iii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Grace;

(iv)	reorganize, amalgamate or merge with any other Person;

(v)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

(vi)	except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, abandon or dispose of any assets or properties of Grace having a value greater than $100,000 in the aggregate;

(vii)	(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $100,000 in the aggregate; or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(viii)	incur any indebtedness, other than trade payables in the ordinary course of business, enter into any hedging, derivative or swap transaction or Contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

(ix)	pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Grace Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding where such waivers, releases, assignments, settlements or compromises exceed $100,000 in the aggregate or in any case would entail any non-monetary damages;

(x)	settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Transaction;

(xi)	enter into any material new line of business, enterprise or other activity;

(xii)	expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed $100,000 in the aggregate;

(xiii)	(x) enter into any contract that would, if entered into prior to the date hereof, be a Grace Material Contract, (y) materially modify, materially amend or terminate any Grace Material Contract or waive, release or assign any material rights or claims thereunder or (z) engage in any transaction or series of transactions with an Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Securities Act;

(xiv)	except as otherwise required by applicable Law, (t) make, change, revoke or rescind in any manner that is material any election relating to Taxes, (u) settle or compromise any Tax controversy or similar Proceeding relating to a material amount of Taxes, (v) make any material amendment with respect to any Return, (w) change any method of Tax accounting or change in annual Tax accounting period, (x) enter into any material agreement with a Governmental Authority with respect to Taxes, (y) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or (z) surrender any right to claim a material Tax refund;

(xv)	materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

(xvi)	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger;

(xvii)	negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

(xviii)	except in the ordinary course of business, abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material Intellectual Property owned by Grace; or

(xix)	enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

(d)	Grace will promptly notify Acasti in writing of the occurrence of any event which would have or would reasonably be expected to have a Material Adverse Effect with respect to Grace.

Nothing in this Section 4.2 shall give Acasti or any Acasti Subsidiary the right to control, directly or indirectly, the operations or the business of Grace at any time prior to the Closing.

Article 5
ADDITIONAL COVENANTS

5.1	Access to Information; Confidentiality

Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to its virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its Subsidiaries’ personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses. Notwithstanding the foregoing, if the terms of any Law, Order or Contract shall limit a Party’s right to access the information pursuant to this Section 5.1, the other Party shall use its commercially reasonable efforts to (i) obtain any consents from a third party to provide such access or information or (ii) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Notwithstanding anything herein to the contrary, the foregoing shall not require any disclosure that would reasonably be expected, as a result of such disclosure, to have the effect of causing the waiver of any attorney-client and work product privileges. Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the Transaction, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement, but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect. No investigation shall affect either Party’s representations, warranties or covenants contained herein, or limit or otherwise affect the remedies available to any Party pursuant to this Agreement.

5.2	Consents and Approvals

(a)	Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to assist and cooperate with the other Party in taking necessary actions to consummate and make effective the Transaction as promptly as practicable, including:

(i)	as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals required to consummate the Transaction;

(ii)	as promptly as reasonably practicable, make all filings and submissions that are required to consummate the Transaction and thereafter make other required or appropriate submissions; and

(iii)	as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required or necessary to consummate the Transaction; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Acasti and Grace or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the Transaction (other than any filing or other fees payable to any Governmental Authority with respect to any waiver, consent, clearance or approval required or necessary to consummate the Transaction, all of which such fees shall be split evenly between Acasti and Grace).

(b)	Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals as are required or necessary to consummate the Transaction under the applicable federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

(c)	Each of Acasti and Grace shall: (i) promptly advise each other of any written or oral communication (including communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or necessary to consummate the Transaction; (ii) not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the Transaction unless it attempts to consult with the other Party in advance, and, unless prohibited by such Governmental Authority, gives the other Party the reasonable opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the Transaction and upon request by the other Party, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information, or confidentiality concerns.

(d)	Each Party will provide as promptly as reasonably practicable such information as may be requested by a Governmental Authority following any such filing or notification.

(e)	In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of Acasti and Grace agrees to take, or cause to be taken (including by its Subsidiaries), reasonable steps and to cause to be made (including by its Subsidiaries), any reasonably undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Relevant Law with respect to the Merger, and to avoid or eliminate each and every impediment under any Relevant Law that may be asserted by any Governmental Authority with respect to the Merger, so as to enable the Effective Time to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Acasti or Grace (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Acasti or Grace (a “Restraint”).

5.3	Preparation of Proxy Statement and Registration Statements

(a)	As promptly as reasonably practicable following the date hereof (but in no event later than June 30, 2021), each of the Parties shall cooperate in preparing and Acasti shall cause to be filed with the SEC (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials which shall constitute the proxy statement relating to the matters to be submitted to Acasti Shareholders at the Acasti Meeting or to be submitted to the Grace Stockholders to solicit the Grace Stockholder Written Consent (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Proxy Statement will form a part) with respect to the issuance of Acasti Shares in respect of the Merger (the “Form S-4”). Acasti covenants and agrees that each of the Form S-4, the Proxy Statement, including any pro forma financial statements included therein (and the letter to shareholders, notice of meeting and form of proxy included therewith), and any other document filed or furnished by Acasti on EDGAR or SEDAR will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Grace covenants and agrees that the information supplied by Grace in writing to Acasti for inclusion in the Form S-4, the Proxy Statement or any other documents that Acasti has identified to Grace will be filed or furnished by Acasti on EDGAR or SEDAR will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)	Acasti will provide legal counsel to Grace with a reasonable opportunity to review and comment on drafts of the Proxy Statement, Form S-4 and other documents related to the Acasti Meeting prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Acasti Shareholders. Acasti will include in the Proxy Statement, Form S-4 or such other documents all comments reasonably and promptly proposed by Grace or its legal counsel, provided, however, that all information relating to Grace included in the Proxy Statement shall be in form and content satisfactory to Grace, acting reasonably, and all information relating to Acasti and its Subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Acasti, acting reasonably.

(c)	Each Party shall use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC (and, if applicable, any other Governmental Authority), the Form S-4 to be declared effective by the SEC (and, if applicable, any other Governmental Authority) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. As promptly as practicable after such clearance, Acasti shall cause the Proxy Statement and other documentation required in connection with the Acasti Meeting to be sent to each Acasti Shareholder, as required by applicable Laws. Acasti shall, as promptly as practicable after receipt thereof, provide Grace with copies of any written comments and advise Grace of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC.

(d)	Each Party shall use its commercially reasonable efforts to ensure that the Proxy Statement complies in all material respects with applicable Laws. Acasti shall cooperate and provide Grace with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or the Form S-4 and any response to comments of the SEC on the Proxy Statement or Form S-4, in each case, prior to filing such documents with the SEC.

(e)	Each Party shall use all commercially reasonable efforts to take any action required to be taken by it under any applicable Laws as may be necessary or desirable in order to complete the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock and options as may be reasonably requested in connection with any such action. Acasti shall advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Acasti Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC (or, if applicable, any other Governmental Authority) for amendment of the Proxy Statement or the Form S-4.

(f)	If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed by Acasti with the SEC and by Acasti with the Canadian securities regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the Acasti Shareholders and Grace Stockholders, as applicable. For the avoidance of doubt, in connection with an Acasti Change of Recommendation or a Grace Change of Recommendation, Acasti may amend or supplement the Proxy Statement to reflect the Acasti Change of Recommendation or the Grace Change of Recommendation, as the case may be, and any information reasonably related thereto.

(g)	The Proxy Statement shall include:

(i)	unless Acasti shall have effected an Acasti Change of Recommendation in accordance with the terms of this Agreement, the Acasti Recommendation and the reasons for the Acasti Recommendation and; and

(ii)	unless Grace shall have effected a Grace Change of Recommendation in accordance with the terms of this Agreement, the Grace Recommendation and the reasons for the Grace Recommendation.

5.4	Acasti Shareholder Meeting and Grace Stockholder Written Consent

(a)	Subject to the terms of this Agreement, Acasti shall duly take all lawful action to call, give notice of, convene and hold the Acasti Meeting in accordance with the constitutional documents of Acasti and applicable Law, as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the Acasti Shareholder Approval and the Acasti Equity Plan Approval in accordance with the applicable Laws and this Agreement. Acasti shall establish a record date for the Acasti Meeting and shall commence a broker search pursuant to Section 14a-13 of the 1934 Exchange Act as promptly as practicable following the initial filing of the Form S-4 and shall schedule the Acasti Meeting to be held as promptly as practicable after the Form S-4 has been declared effective by the SEC but in no event later than forty-five (45) days of the initial mailing of the Proxy Statement.

(b)	Subject to the terms of this Agreement, Grace shall duly take all lawful action to obtain the approval by written consent (in form reasonably acceptable to Acasti) from Grace Stockholders in lieu of a meeting (pursuant to Section 228 of the DGCL) for purposes of (i) adopting and approving this Agreement and the Transaction, (ii) acknowledging that the approval given thereby is irrevocable and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Grace Stockholder Written Consent”). Grace shall use its commercially reasonable efforts to distribute such written consent to the Grace Stockholders within two (2) Business Days of the date the SEC declares the Form S-4 effective and to obtain the Grace Stockholder Approval within five (5) Business Days of the date the SEC declares the Form S-4 effective in accordance with the provisions of the 1933 Securities Act. Under no circumstances shall Grace assert that any other approval or consent is necessary by the Grace Stockholders to approve this Agreement and the Transaction.

(c)	Subject to the terms of this Agreement (including Section 6.4), unless Grace shall have effected a Grace Change of Recommendation in accordance with the terms of this Agreement, Grace shall use its commercially reasonable efforts to solicit from Grace Stockholders consents in favor of the Grace Stockholder Approval in the form of the Grace Stockholder Written Consent and take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger and this Agreement by Grace Stockholders, and keep Acasti apprised, with respect to such solicitation and other actions.

(d)	Subject to the terms of this Agreement (including Section 6.2), unless Acasti shall have effected an Acasti Change of Recommendation in accordance with the terms of this Agreement, Acasti shall use its commercially reasonable efforts to solicit from the Acasti Shareholders proxies in favor of the Acasti Shareholder Approval and the Acasti Equity Plan Approval including, if reasonably requested by Grace, using the services of investment dealers and proxy solicitation agents, to solicit proxies in favor of the Acasti Shareholder Approval and the Acasti Equity Plan Approval and take all other actions that are reasonably necessary to obtain the Acasti Shareholder Approval and the Acasti Equity Plan Approval. Acasti shall ensure that all proxies solicited in connection with the Acasti Shareholder Approval and the Acasti Equity Plan Approval are solicited in material compliance with all applicable Laws. Upon obtaining the Acasti Shareholder Approval and the Acasti Equity Plan Approval, Acasti, in its capacity as the sole stockholder of MergerCo, shall approve the Merger.

(e)	Unless there has been an Acasti Change of Recommendation in accordance with Section 6.2, neither the Acasti Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Grace), or propose publicly to withdraw (or modify in any manner adverse to Grace), the Acasti Recommendation.

(f)	Unless there has been a Grace Change of Recommendation in accordance with Section 6.4, neither the Grace Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Acasti), or propose publicly to withdraw (or modify in any manner adverse to Acasti), the Grace Recommendation.

(g)	Acasti shall, prior to the Acasti Meeting, keep Grace reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Acasti Meeting, and in any event shall provide such number promptly upon the request of Grace or its Representatives.

(h)	Acasti shall be permitted to adjourn, delay or postpone convening the Acasti Meeting (A) if in the good faith judgment of the Acasti Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Acasti Meeting would reasonably be likely expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Laws or would not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Proxy Statement or Form S-4, (B) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Acasti Shareholder Approval or the Acasti Equity Plan Approval, or (C) to allow additional time for solicitation of proxies for purposes of obtaining a quorum or the Acasti Shareholder Approval or Acasti Equity Plan Approval, as applicable; provided that such adjournments, delays or postponements shall together last for no more than twenty (20) Business Days, subject to the mutual consent of the Parties.

5.5	Covenants of Acasti Regarding the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Acasti will perform all obligations required to be performed by Acasti under this Agreement, cooperate with Grace in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transaction including:

(a)	subject to Section 9.5, publicly announcing the entering into of this Agreement, the support of the Acasti Board of Directors of the Transaction and the Acasti Recommendation;

(b)	using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against Acasti challenging or affecting this Agreement or the completion of the Transaction; and

(c)	taking all necessary actions and causing MergerCo to take all necessary actions to give effect to the Merger, including to provide the Exchange Agent with sufficient Merger Consideration to complete the Merger as provided herein.

5.6	Covenants of Grace Regarding the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Grace shall and shall cause each of its Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with Acasti in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transaction including:

(a)	subject to Section 9.5, publicly announcing the entering into of this Agreement, the support of the Grace Board of Directors of the Transaction and the Grace Recommendation;

(b)	using commercially reasonably efforts to defend all lawsuits or other legal, regulatory or other Proceedings against Grace challenging or affecting this Agreement or the completion of the Transaction; and

(c)	taking all necessary actions to give effect to the Merger.

5.7	Acasti Guarantee

Acasti hereby unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with MergerCo for the due and punctual performance of each and every obligation of MergerCo arising under this Agreement and the Transaction.

5.8	Indemnification and Insurance

(a)	Each of Acasti and Grace agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of Acasti, Grace or of any of their respective Subsidiaries (each such present or former director or officer (i) of Grace being referred to as an “Grace Indemnified Party”, and (ii) of Acasti being herein referred to as a “Acasti Indemnified Party” and each Grace Indemnified Party and Acasti Indemnified Party being an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the governing documents of Acasti, Grace or any of their respective Subsidiaries or any Contract by which Acasti, Grace or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Transaction and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing, for the period currently contemplated therein.

(b)	Effective from and after the Closing Date, Acasti shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date and which, for the avoidance of doubt, shall provide coverage from and after the Closing Date for the individuals designated by Grace to serve on the Acasti Board of Directors, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Acasti.

(c)	The covenants contained in this Section 5.8 are intended to be for the irrevocable benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs, executors, administrators and other legal representatives and shall not be deemed exclusive of any other rights which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on Acasti and its successors and assigns. Acasti will act as agent and trustee for the Acasti Indemnified Parties not a party to this Agreement for the covenants of Grace and Acasti under this Section 5.8, and Acasti agrees to accept such appointment and to hold and enforce the obligations and covenants on behalf of each such person. Grace will act as agent and trustee for Grace Indemnified Parties not a party to this Agreement for the covenants of Acasti under this Section 5.8, and Grace agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(d)	If Acasti, Grace or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Acasti shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.8.

5.9	Rule 16b-3 Actions

Prior to the Closing, Acasti and Grace shall take all such steps as may be required to cause (a) any dispositions of Grace Shares (including derivative securities with respect to Grace Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Grace immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of Acasti Shares (including derivative securities with respect to Acasti Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Acasti to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.10	Stock Exchange Listing

(a)	Acasti shall use all reasonable best efforts to (i) maintain its existing listing on NASDAQ until the Effective Time and, to the extent required by NASDAQ rules and regulations, to obtain approval of the listing of the combined corporation on NASDAQ, (ii) effect the Acasti Reverse Split if Acasti deems it necessary or advisable in order to obtain or maintain the listing of the Acasti Shares on NASDAQ and (iii) to the extent required by NASDAQ Marketplace Rule 5110, file an initial listing application for the Acasti Shares on NASDAQ and cause such listing application to be conditionally approved before the Effective Time.

(b)	Acasti shall use all reasonable best efforts to cause the Acasti Shares issued as Merger Consideration to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the Closing.

(c)	The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between NASDAQ and such Party or its Representatives. Acasti agrees to pay all NASDAQ fees associated with any action contemplated by this Section 5.10(a) and (b).

5.11	Takeover Statutes

If any anti-takeover statute or similar statute or regulation is or may become applicable to the Transaction, each of the Parties and its respective Affiliates shall (a) grant such approvals and take all such actions as are legally permissible so that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transaction.

5.12	Board of Directors and Officers

Acasti and Grace shall use reasonable best efforts to take such action to cause, as of the Effective Time and continuing until the 2022 annual general meeting of Acasti and subject to the terms and conditions of the Grace Voting and Lock-Up Agreements (including with respect to board nominations and voting for the 2022 annual general meeting of Acasti), the Acasti Board of Directors to consist of (i) two (2) individuals designated by Grace in Schedule 5.12, (ii) one (1) individual designated by Grace Stockholders representing a majority of the Acasti Shares held by such Grace Stockholders at the relevant time and eligible under applicable corporate and securities Laws, to be appointed by the Acasti Board of Directors following the Effective Time, as promptly as practicable upon such designation (the “Additional Grace Nominee”), and (iii) four (4) individuals designated by Acasti in Schedule 5.12. The individuals to be nominated by Grace or Grace Stockholders, as applicable as provided above, shall meet eligibility requirements under applicable corporate and securities Laws, and two (2) out of three (3) of such individuals, including the Additional Grace Nominee, shall be “independent” within the meaning of the applicable rules and regulations of the SEC, Canadian Securities Laws and the applicable director independence standards of NASDAQ and the TSXV (as applicable) as then in effect. To the extent that the approval of the Acasti Shareholders necessary to effect the board composition reflected in the preceding sentence (other than the appointment of the Additional Grace Nominee) is not obtained prior to the Closing, then Acasti shall take all actions necessary so that, as of the Effective Time and continuing until the 2022 annual general meeting of Acasti and subject to the terms and conditions of the Grace Voting and Lock-Up Agreements (including with respect to board nominations and voting for the 2022 annual general meeting of Acasti), the Acasti Board of Directors shall consist of (i) two (2) individuals designated by Grace in Schedule 5.12, (ii) the Additional Grace Nominee (as promptly as practicable upon the designation of such nominee as provided above), and (iii) four (4) individuals designated by Acasti in Schedule 5.12. If any of the individuals designated by Acasti or Grace (the “Original Designee”) is unable or unwilling to serve as director, the party designating such individual shall designate a successor, provided, however, the parties acknowledge that so long as Acasti remains a public reporting company, the Acasti Board of Directors will continue to satisfy applicable securities Laws, including, without limitation, maintaining an independent audit committee and independent nomination and compensation committees (or the applicable equivalent), and the nominations by Grace and Acasti hereunder will allow Acasti to comply with such applicable Law. Each new member of the Acasti Board of Directors that was not a member of the Acasti Board of Directors immediately prior to the Effective Time shall enter into an indemnification agreement with Acasti, on a form to be mutually agreed between Acasti and Grace (and absent such agreement, on Acasti’s form indemnification agreement), which shall become effective as of the Effective Time. Jan D’Alvise shall be elected Chief Executive Officer of Acasti as of the Effective Time.

5.13	Grace Debt

Prior to the Effective Time, Grace shall take all actions that are required under the Grace Debt Instruments to convert or exchange all issued and outstanding Grace Notes (including any accrued interest) into the number of Grace Shares required pursuant to the terms of such Grace Notes (the “Grace Debt Conversion”), which Grace Shares shall be converted into the Merger Consideration pursuant to Section 2.1(e) and which Grace Notes shall be cancelled by Grace upon completion of the Grace Debt Conversion.

5.14	Allocation Certificates

(a)	Acasti will prepare and deliver to Grace at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer or Chief Executive Officer of Acasti (or, if there is no Chief Financial Officer, the principal accounting officer for Acasti) in a form reasonably acceptable to Grace, setting forth, as of immediately prior to the Effective Time, the total number of Acasti Shares outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and as-converted-to Acasti Shares basis, broken down by outstanding Acasti Shares and the shares underlying the Acasti Equity Plans, the Acasti Warrants, the Acasti Options and other relevant securities, and any other information of Acasti necessary to complete the calculations set forth in the Exchange Ratio Calculation Spreadsheet.

(b)	Grace will prepare and deliver to Acasti at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer or Chief Executive Officer of Grace in a form reasonably acceptable to Acasti setting forth, as of immediately prior to the Effective Time, (i) each holder of Grace Shares; (ii) such holder’s name and address; (iii) the number of Grace Shares held as of the immediately prior to the Effective Time for each such holder; and (iv) any other information of Grace necessary to complete the calculations set forth in the Exchange Ratio Calculation Spreadsheet.

5.15	Stockholder Litigation

Each Party shall promptly notify the other Party in writing, and conduct and control the settlement and defense, of any stockholder litigation brought or threatened against such Party or any of its directors and officers relating to or challenging this Agreement or the consummation of the Transaction; provided that prior to Closing, such Party shall (a) consult with the other Party with respect to any such stockholder litigation and in good faith take any comments of the other Party into account with respect to such stockholder litigation, and (b) keep the other Party reasonably apprised of any material developments in connection with, any such stockholder litigation.

5.16	Employee Matters.

(a)	Acasti or the Surviving Company shall provide the Grace employees as of the Effective Time (the “Continuing Employees”) with “at will” employment with compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits made available to such Continuing Employees immediately prior to the Effective Time.

(b)	With respect to any Acasti Plan in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Acasti shall use its commercially reasonable efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the Continuing Employees and their eligible dependents, (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Grace Plan in which the Continuing Employee participated immediately prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans for the plan year in which participation in such Acasti Plan commences, and (iii) give the Continuing Employees service credit for such Continuing Employee’s employment with Grace or its applicable subsidiary for (x) eligibility and vesting purposes and (y) for purposes of vacation accrual determinations to the same extent that such service was taken into account under the analogous Grace Plan in which the Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service.

(c)	Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Grace or Acasti, or any of their respective affiliates any right to continue in the employ or service of Grace or Acasti or affiliate thereof, or shall interfere with or restrict in any way the rights of Grace or Acasti or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Grace or Acasti or affiliates at any time for any reason whatsoever, with or without cause. Unless expressly provided herein, nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Grace Plan, Acasti Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Grace or Acasti or affiliate to amend, modify or terminate any particular Grace Plan, Acasti Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Grace, Acasti or any affiliate thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.17	Acasti Intellectual Property Agreement

Acasti will use its commercially reasonable efforts to enter into a Contract after the Closing with a third party acquirer providing for the transfer to such acquirer of certain Intellectual Property associated with the Acasti Products (the “Acasti IP Sale Contract”). Acasti shall provide an initial draft, interim drafts and the proposed final draft of the Contract to Grace for review by Grace and its Representatives and shall consider in good faith any comments to such Contract provided by Grace and its Representatives.

5.18	Grace Intellectual Property Agreement

Grace shall enter into a Contract prior to Closing with certain of Grace’s Affiliates providing for the transfer from such Affiliates to Grace of certain Intellectual Property associated with the Grace Products (the “Grace IP Transfer Contract”). Grace shall provide an initial draft, interim drafts and the proposed final draft of the Contract to Acasti for review by Acasti and its Representatives, with such proposed final draft being provided no less than 45 days prior to the Anticipated Closing Date, and shall consider in good faith any comments to such Contract provided by Acasti and its Representatives.

5.19	Grace Settlement of Liabilities

Prior to the Effective Time, Grace shall take all actions necessary, in terms acceptable to Acasti, to settle the liabilities set forth on Schedule 5.19 in full through (i) payment of cash, (ii) waiver of such payment by the payee thereof or (iii) the issuance of shares of Grace, which shall be converted into the Merger Consideration in accordance with Section 2.1(e) (the “Grace Liability Settlement”). Prior to the Closing Date, by mutual written consent of Acasti and Grace, Grace may update Schedule 5.19 from time to time to add or remove liabilities or reflect updated amounts of such liabilities by providing notice of such update to Acasti in accordance with Section 9.1.

5.20	Tax Matters

(a)	For U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes), the Parties intend that (i) the Merger (A) qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (without taking into account Section 367 of the Code), and (B) does not result in gain recognition pursuant to Section 367(a) of the Code for any Grace stockholder that is a U.S. person, assuming that, in the case of any direct or indirect Grace stockholder that would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Acasti following the Merger, such stockholder enters into a timely and valid gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 (the “Intended Tax Treatment”), and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b)	Neither Acasti, Grace, nor MergerCo shall take any position for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes) that is inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a good faith resolution of a Tax contest.

(c)	Each of (i) Acasti and MergerCo shall cooperate in good faith with Grace in supporting the Intended Tax Treatment and will consider taking any reasonable action that Grace may request in furtherance of the foregoing; provided, however, that (x) Acasti shall not be required to take any affirmative action that would reasonably be expected to have an adverse effect on Acasti (or its Subsidiaries) that is material, and (y) any reasonable third-party costs and expenses incurred by Acasti in complying with this Section 5.20(c)(i) shall be promptly reimbursed by Grace Stockholders, and (ii) Acasti, Grace and MergerCo shall refrain from taking any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

5.21	Certificate of Incorporation of MergerCo

Prior to the Effective Time, Acasti and MergerCo shall cause the certificate of incorporation of MergerCo to be amended and restated to increase the number of shares of common stock authorized to be issued to an amount equal to the number of Grace Shares issued and outstanding immediately before the Effective Time.

Article 6
ACQUISITION PROPOSALS

6.1	Acasti Non-Solicitation

(a)	Subject to Section 6.2, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Acasti shall not, and Acasti shall cause the Acasti Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)	initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that intentionally promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to an Acasti Acquisition Proposal;

(ii)	participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than Grace and its Affiliates) to make or complete an Acasti Acquisition Proposal;

(iii)	effect any Acasti Change of Recommendation (other than in accordance with Section 6.2); or

(iv)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any Acasti Acquisition Proposal (a “Acasti Acquisition Agreement”).

(b)	Acasti shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Grace and its Affiliates) conducted heretofore by Acasti or its Subsidiaries, or any of its or their respective Representatives, with respect to any Acasti Acquisition Proposal or which could reasonably be expected to lead to an Acasti Acquisition Proposal and, in connection therewith, Acasti will immediately discontinue access by any Person (other than Grace, its Affiliates and its Representatives) to any data room (virtual or otherwise) established by Acasti or its Representatives for such purpose. Acasti agrees not to release any third party (other than Grace and its Affiliates) from any “standstill” agreement to which it is a party (it being acknowledged and agreed that (A) the automatic termination of any “standstill” or similar provisions of any agreement as the result of the entering into and announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.1(b); and (B) the foregoing shall not prevent the Acasti Board of Directors from considering an Acasti Acquisition Proposal and accepting an Acasti Superior Proposal that might be made by any such Person if the remaining provisions of this Section 6.1 have been complied with). Immediately following the execution of this Agreement, Acasti will terminate all access by third parties (other than Acasti’s Representatives) to the Acasti Data Room and within two (2) Business Days from the date hereof, Acasti shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Acasti since January 1, 2020 relating to any potential Acasti Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

(c)	Acasti shall promptly (and in any event within 24 hours of receipt) notify Grace, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Acasti Acquisition Proposal, or which could reasonably be expected to lead to an Acasti Acquisition Proposal, in each case, received on or after the date hereof, of which Acasti, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Acasti or any of its Subsidiaries or any of their respective Representatives for non-public information relating to Acasti or any of its Subsidiaries in connection with a potential or actual Acasti Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Acasti or any of its Subsidiaries in connection with a potential or actual Acasti Acquisition Proposal. Such notice shall include the identity of the Person making such Acasti Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Acasti Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written material submitted to Acasti, any Acasti Subsidiary or their Representatives. Acasti will keep Grace promptly and fully informed of the status, including any change to the material terms and conditions, of any such Acasti Acquisition Proposal, proposal, inquiry, offer or request.

(d)	Following receipt by Acasti of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Acasti Acquisition Proposal but which Acasti reasonably believes could lead to an Acasti Acquisition Proposal, Acasti may respond to the proponent to advise it that Acasti can only enter into discussions or negotiations with a party in accordance with this Agreement.

(e)	Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the Acasti Meeting, Acasti or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited, bona fide written Acasti Acquisition Proposal (including, an amendment, change or modification to an Acasti Acquisition Proposal made prior to the date hereof) that did not result from a breach of this Section 6.1, Acasti and its Representatives may:

(i)	contact the Person making such Acasti Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acasti Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acasti Acquisition Proposal is, or would reasonably be expected to lead to, an Acasti Superior Proposal; and

(ii)	if the Acasti Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acasti Acquisition Proposal is, or would reasonably be expected to lead to, an Acasti Superior Proposal and, after consultation with outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Law:

(A)	furnish information with respect to Acasti and its Subsidiaries to the Person making such Acasti Acquisition Proposal and its Representatives; and

(B)	engage in discussions and negotiations with respect to an Acasti Acquisition Proposal with the Person making such Acasti Acquisition Proposal and its Representatives,

provided that (i) Acasti first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to Acasti than the Non-Disclosure Agreement, and sends a copy of such agreement to Grace promptly following its execution and (ii) Acasti contemporaneously provides to Grace any non-public information concerning Acasti and its Subsidiaries that is provided to such Person which was not previously provided to Grace or its Representatives.

6.2	Grace Right to Match

(a)	Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, Acasti may, at any time after the date of this Agreement and prior to the Acasti Meeting, (x) accept, approve or enter into any agreement, understanding or arrangement in respect of an Acasti Acquisition Proposal (with the exception of a confidentiality agreement described in Section 6.1(e)(ii), the execution of which shall not be subject to the conditions of this Section 6.2(a) and shall be governed by Section 6.1(e)) or (y) effect an Acasti Change of Recommendation with respect to any Acasti Acquisition Proposal, if and only if:

(i)	such Acasti Acquisition Proposal did not result from a breach of Section 6.1 and Acasti has complied with the other terms of this Section 6.2;

(ii)	the Acasti Board of Directors has determined in good faith, after consultation with outside legal counsel and financial advisors, that such Acasti Acquisition Proposal constitutes an Acasti Superior Proposal and, after consultation with outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors to the Acasti Shareholders under applicable Laws;

(iii)	Acasti has (A) delivered an Acasti Superior Proposal Notice to Grace and (B) provided Grace with a copy of the document(s) containing such Acasti Acquisition Proposal;

(iv)	a period of at least five (5) full Business Days (such five (5) Business Day period, the “Right to Match Period”) shall have elapsed from the later of the date on which Grace received the Acasti Superior Proposal Notice and the date on which Grace received a copy of the documents referred to in clause (B) of Section 6.2(a)(iii), it being understood that the Right to Match Period shall expire at 5:00 p.m. (Montreal time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.2(e);

(v)	if Grace has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.2(b), the Acasti Board of Directors has determined in good faith, after consultation with outside legal counsel and financial advisors, that such Acasti Acquisition Proposal continues to be an Acasti Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Laws; and

(vi)	with respect to clause (x) of above, Acasti has previously or concurrently will have terminated this Agreement pursuant to Section 7.1(d)(iii) and paid the Termination Fee pursuant to Section 7.2.

(b)	Other than in connection with an Acasti Acquisition Proposal (which shall be subject to Section 6.2(a)), Acasti may, at any time after the date of this Agreement and prior to the Acasti Meeting, effect an Acasti Change of Recommendation with respect to any Acasti Intervening Event, if and only if:

(i)	Acasti has complied with the other terms of this Section 6.2;

(ii)	the Acasti Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors to the Acasti Shareholders under applicable Laws;

(iii)	Acasti has (A) delivered an Acasti Intervening Event Notice to Grace;

(iv)	the Right to Match Period shall have elapsed from the date on which Grace received the Acasti Intervening Event Notice, it being understood that the Right to Match Period shall expire at 5:00 p.m. (Montreal time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.2(e);

(v)	if Grace has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.2(c), the Acasti Board of Directors has determined in good faith, after consultation with outside legal counsel, that when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period, that the failure to effect an Acasti Change of Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Laws.

(c)	During the Right to Match Period, Grace will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Transaction. Acasti agrees that, if requested by Grace, it will negotiate with Grace in good faith to make such amendments to the terms of this Agreement and the Transaction as would enable it to proceed with the Transaction on such amended terms. The Acasti Board of Directors will review in good faith, in consultation with financial advisors and outside legal counsel, any such offer made by Grace to amend the terms of this Agreement and the Transaction in order to determine whether such offer to amend the terms of this Agreement and the Transaction would, if accepted, result in either (i) the applicable Acasti Acquisition Proposal ceasing to be an Acasti Superior Proposal or (ii) the Acasti Board of Directors not being permitted to effect an Acasti Change of Recommendation in accordance with Section 6.2(b), in each case when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. If the Acasti Board of Directors so determines, Acasti will promptly advise Grace of its determination and will promptly thereafter accept the offer by Grace to amend the terms of this Agreement and the Transaction, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Acasti Board of Directors determines, in good faith and after consultation with financial advisors and outside legal counsel, that the applicable Acasti Acquisition Proposal remains an Acasti Superior Proposal and therefore rejects Grace’s amended proposal, Acasti may terminate this Agreement pursuant to Section 7.1(d)(iii); provided, however, that Acasti must concurrently therewith pay to Grace the Termination Fee, if any, payable to Grace under Section 7.2 and must prior to or concurrently with such termination enter into a binding agreement, understanding or arrangement with respect to such Acasti Acquisition Proposal. If the Acasti Board of Directors determines, in good faith and after consultation with outside legal counsel, that the failure to effect an Acasti Change of Recommendation as a result of the Acasti Intervening Event would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Laws and therefore rejects Grace’s amended proposal, Acasti may effect an Acasti Change of Recommendation and Grace may terminate this Agreement pursuant to Section 7.1(c)(i), in which case Acasti must pay to Grace the Termination Fee, if any, payable to Grace under Section 7.2.

(d)	The Acasti Board of Directors shall reaffirm the Acasti Recommendation by news release as soon as reasonably practicable after (i) the Acasti Board of Directors determines that an Acasti Acquisition Proposal which has been publicly announced or made is not an Acasti Superior Proposal; or (ii) the Acasti Board of Directors determines that an Acasti Acquisition Proposal which previously constituted an Acasti Superior Proposal would cease to be an Acasti Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. Grace shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Acasti Board of Directors has determined that the applicable Acasti Acquisition Proposal is not an Acasti Superior Proposal.

(e)	Each successive amendment, change or modification to any Acasti Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Acasti Shareholders or other amendment, change or modification to any other material terms and conditions thereof or any material change to the facts and circumstances relating to the Acasti Intervening Event shall constitute a new Acasti Acquisition Proposal or Acasti Intervening Event, as applicable, for the purposes of this Section 6.2 and shall require the delivery of a new Acasti Superior Proposal Notice or Acasti Intervening Event Notice, as applicable and result in the commencement of a new Right to Match Period from the date specified in Section 6.2(a)(iv) with respect to such new Acasti Acquisition Proposal or the date specified in Section 6.2(b)(iv) with respect to such new Acasti Intervening Event; provided that each such new Right to Match Period will be three (3) Business Days in length.

(f)	If Acasti provides Grace with an Acasti Superior Proposal Notice or Acasti Intervening Event Notice on a date that is less than five (5) Business Days prior to the Acasti Meeting, Acasti shall adjourn the Acasti Meeting to a date that is not later than the tenth (10th) Business Day following the first day of the Right to Match Period.

(g)	Nothing contained in this Section 6.2 shall prohibit the Acasti Board of Directors from:

(i)	responding through a directors’ circular or otherwise as required by applicable Laws to an Acasti Acquisition Proposal that it determines is not an Acasti Superior Proposal, provided that Acasti shall provide Grace and its outside legal counsel with a reasonable opportunity to review the form and content of such circular or other disclosure and provided that such circular or other disclosure recommends that the Acasti Shareholders reject such Acasti Acquisition Proposal; or

(ii)	calling and/or holding a meeting of the Acasti Shareholders requisitioned by the Acasti Shareholders in accordance with the QC Act or taking any other action with respect to an Acasti Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws and provided that any information circular or other document required in connection with such meeting recommends that the Acasti Shareholders vote against any proposed resolution in favor of or necessary to complete such Acasti Acquisition Proposal.

(h)	Acasti shall ensure that each of the Acasti Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and Acasti shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

6.3	Grace Non-Solicitation

(a)	Subject to Section 6.4, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Grace shall not, and Grace shall cause each of its Representatives not to, directly or indirectly through any other Person:

(i)	initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that intentionally promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a Grace Acquisition Proposal;

(ii)	participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than Acasti and its Affiliates) to make or complete a Grace Acquisition Proposal;

(iii)	effect any Grace Change of Recommendation (other than in accordance with Section 6.4); or

(iv)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any Grace Acquisition Proposal (an “Grace Acquisition Agreement”).

(b)	Grace shall, and shall cause each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Acasti and its Affiliates) conducted heretofore by Grace, or any of its Representatives, with respect to any Grace Acquisition Proposal or which could reasonably be expected to lead to a Grace Acquisition Proposal and, in connection therewith, Grace will immediately discontinue access by any Person (other than Grace and its Affiliates) to any data room (virtual or otherwise) established by Grace or its Representatives for such purpose. Grace agrees not to release any third party (other than Acasti and its Affiliates) from any “standstill” agreement to which it is a party (it being acknowledged and agreed that (A) the automatic termination of any “standstill” or similar provisions of any agreement as the result of the entering into and announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.3(b); and (B) the foregoing shall not prevent the Grace Board of Directors from considering a Grace Acquisition Proposal and accepting a Grace Superior Proposal that might be made by any such Person if the remaining provisions of this Section 6.3 have been complied with). Immediately following the execution of this Agreement, Grace will terminate all access by third parties (other than Grace’s Representatives) to the Grace Data Room and within two (2) Business Days from the date hereof, Grace shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Grace since October 1, 2020 relating to any potential Grace Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

(c)	Grace shall promptly (and in any event within 24 hours of receipt) notify Acasti, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Grace Acquisition Proposal, or which could reasonably be expected to lead to a Grace Acquisition Proposal, in each case, received on or after the date hereof, of which Grace or any of its Representatives is or becomes aware, or any request received by Grace any of its Representatives for non-public information relating to Grace in connection with a potential or actual Grace Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Grace in connection with a potential or actual Grace Acquisition Proposal. Such notice shall include the identity of the Person making such Grace Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Grace Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written material submitted to Grace or its Representatives. Grace will keep Grace promptly and fully informed of the status, including any change to the material terms and conditions, of any such Grace Acquisition Proposal, proposal, inquiry, offer or request.

(d)	Following receipt by Grace of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Grace Acquisition Proposal but which Grace reasonably believes could lead to a Grace Acquisition Proposal, Grace may respond to the proponent to advise it that Grace can only enter into discussions or negotiations with a party in accordance with this Agreement.

(e)	Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, if after the date hereof and before obtaining the Grace Stockholder Approval, Grace or any of its Representatives receives a written Grace Acquisition Proposal (including, an amendment, change or modification to a Grace Acquisition Proposal made prior to the date hereof) that did not result from a breach of this Section 6.3, Grace and its Representatives may:

(i)	contact the Person making such Grace Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Grace Acquisition Proposal and the likelihood of its consummation so as to determine whether such Grace Acquisition Proposal is, or would reasonably be expected to lead to, a Grace Superior Proposal; and

(ii)	if the Grace Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Grace Acquisition Proposal is, or would reasonably be expected to lead to, a Grace Superior Proposal and, after consultation with its outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors under applicable Law:

(A)	furnish information with respect to Grace to the Person making such Grace Acquisition Proposal and its Representatives; and

(B)	engage in discussions and negotiations with respect to a Grace Acquisition Proposal with the Person making such Grace Acquisition Proposal and its Representatives,

provided that (i) Grace first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to Grace than the Non-Disclosure Agreement, and sends a copy of such agreement to Acasti promptly following its execution and (ii) Grace contemporaneously provides to Acasti any non-public information concerning Grace that is provided to such Person which was not previously provided to Acasti or its Representatives.

6.4	Acasti Right to Match

(a)	Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, Grace may, at any time after the date of this Agreement and prior to obtaining the Grace Stockholder Approval, (x) accept, approve or enter into any agreement, understanding or arrangement in respect of a Grace Acquisition Proposal (with the exception of a confidentiality agreement described in Section 6.3(e)(ii), the execution of which shall not be subject to the conditions of this Section 6.4(a) and shall be governed by Section 6.3(e) or (y) effect a Grace Change of Recommendation with respect to any Grace Acquisition Proposal, if and only if:

(i)	such Grace Acquisition Proposal did not result from a breach of Section 6.3 and Grace has complied with the other terms of this Section 6.4;

(ii)	the Grace Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Grace Acquisition Proposal constitutes a Grace Superior Proposal and, after consultation with its outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors to the Grace Stockholders under applicable Laws;

(iii)	Grace has (A) delivered a Grace Superior Proposal Notice to Acasti and (B) provided Acasti with a copy of the document(s) containing such Grace Acquisition Proposal;

(iv)	the Right to Match Period shall have elapsed from the later of the date on which Acasti received the Grace Superior Proposal Notice and the date on which Acasti received a copy of the documents referred to in clause (B) of Section 6.4(a)(iii), it being understood that the Right to Match Period shall expire at 5:00 p.m. (Montreal time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.4(e);

(v)	if Acasti has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.4(b), the Grace Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Grace Acquisition Proposal continues to be a Grace Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with its outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors under applicable Laws; and

(vi)	with respect to clause (x) above, Grace has previously or concurrently will have terminated this Agreement pursuant to Section 7.1(c)(ii) and paid the Termination Fee pursuant to Section 7.2.

(b)	Other than in connection with a Grace Acquisition Proposal (which shall be subject to Section 6.4(a)), Grace may, at any time after the date of this Agreement and prior to obtaining the Grace Stockholder Approval, effect a Grace Change of Recommendation with respect to any Grace Intervening Event, if and only if:

(i)	Grace has complied with the other terms of this Section 6.4;

(ii)	the Grace Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors to the Grace Stockholders under applicable Laws;

(iii)	Grace has delivered a Grace Intervening Event Notice to Grace;

(iv)	the Right to Match Period shall have elapsed from the date on which Acasti received the Grace Intervening Event Notice, it being understood that the Right to Match Period shall expire at 5:00 p.m. (Montreal time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.4(e);

(v)	if Acasti has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.4(c), the Grace Board of Directors has determined in good faith, after consultation with its outside legal counsel, that when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period, that the failure to effect a Grace Change of Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors under applicable Laws.

(c)	During the Right to Match Period, Acasti will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Transaction. Grace agrees that, if requested by Acasti, it will negotiate with Acasti in good faith to make such amendments to the terms of this Agreement and the Transaction as would enable it to proceed with the Transaction on such amended terms. The Grace Board of Directors will review in good faith any such offer made by Acasti to amend the terms of this Agreement and the Transaction in order to determine, in consultation with financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Transaction would, if accepted, result in either (i) the applicable Grace Acquisition Proposal ceasing to be a Grace Superior Proposal or (ii) the Grace Board of Directors not being permitted to effect a Grace Change of Recommendation in accordance with Section 6.4(b), in each case when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. If the Grace Board of Directors so determines, Grace will promptly advise Acasti of its determination and will promptly thereafter accept the offer by Acasti to amend the terms of this Agreement and the Transaction, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Grace Board of Directors determines, in good faith and after consultation with financial advisors and outside legal counsel, that the applicable Grace Acquisition Proposal remains a Grace Superior Proposal and therefore rejects Acasti’s amended proposal, Grace may terminate this Agreement pursuant to Section 7.1(c)(ii); provided, however, that Grace must concurrently therewith pay to Acasti the Termination Fee, if any, payable to Acasti under Section 7.2 and must prior to or concurrently with such termination enter into a binding agreement, understanding or arrangement with respect to such Grace Acquisition Proposal. If the Grace Board of Directors determines, in good faith and after consultation with outside legal counsel, that the failure to effect a Grace Change of Recommendation as a result of the Grace Intervening Event would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors under applicable Laws and therefore rejects Acasti’s amended proposal, Grace may effect a Grace Change of Recommendation and Acasti may terminate this Agreement pursuant to Section 7.1(d)(i), in which case Grace must pay to Acasti the Termination Fee, if any, payable to Acasti under Section 7.2.

(d)	The Grace Board of Directors shall reaffirm the Grace Recommendation by news release as soon as reasonably practicable after (i) the Grace Board of Directors determines that a Grace Acquisition Proposal which has been publicly announced or made is not a Grace Superior Proposal; or (ii) the Grace Board of Directors determines that a Grace Acquisition Proposal which previously constituted a Grace Superior Proposal would cease to be a Grace Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. Acasti shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Grace Board of Directors has determined that the applicable Grace Acquisition Proposal is not a Grace Superior Proposal.

(e)	Each successive amendment, change or modification to any Grace Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Grace Stockholders or other amendment, change or modification to any other material terms and conditions thereof or any material change to the facts and circumstances relating to the Grace Intervening Event shall constitute a new Grace Acquisition Proposal or Grace Intervening Event, as applicable, for the purposes of this Section 6.4 and shall require the delivery of a new Grace Superior Proposal Notice or new Grace Intervening Event Notice, as applicable, and result in the commencement of a new Right to Match Period from the date specified in Section 6.4(a)(iv) with respect to such new Grace Acquisition Proposal or the date specified in Section 6.4(b)(iv) with respect to such new Grace Intervening Event, provided that each such new Right to Match Period will be three (3) Business Days in length.

(f)	Nothing contained in this Section 6.4 shall prohibit the Grace Board of Directors from calling and/or holding a meeting of the Grace Stockholders requisitioned by the Grace Stockholders in accordance with the DGCL or taking any other action with respect to a Grace Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws and provided that any information statement or other document required in connection with such meeting recommends that the Grace Stockholders vote against any proposed resolution in favor of or necessary to complete such Grace Acquisition Proposal.

(g)	Grace shall ensure that each of its Representatives is aware of the provisions of Section 6.3 and this Section 6.4 and Grace shall be responsible for any breach of Section 6.3 or this Section 6.4 by such Persons.

Article 7
TERMINATION

7.1	Termination

(a)	This Agreement may be terminated at any time prior to the Closing by mutual written consent of Acasti and Grace.

(b)	This Agreement may be terminated by either Acasti or Grace at any time prior to the Closing:

(i)	if the Closing does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or any of its Affiliates to fulfill any of its obligations or the breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii)	if the Acasti Shareholder Resolution is not adopted by the Acasti Shareholders in accordance with applicable Laws at the Acasti Meeting or any adjournment or postponement thereof; provided; however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to Acasti where the failure to obtain the Acasti Shareholder Approval shall have been caused by the action or failure to act of Acasti and such action or failure to act constitutes a material breach by Acasti of its obligations under Section 5.3 (other than any breach that is caused by Grace’s material breach of such Section that prevents Acasti from timely filing the Proxy Statement or the Form S-4 in accordance Section 5.3), Section 5.4, Section 5.5, Section 6.1 or Section 6.2; or

(iii)	there shall be passed any Law that makes consummation of the Transaction illegal or otherwise prohibited or if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action is or shall have become final and non-appealable.

(c)	This Agreement may be terminated by Grace at any time prior to the Closing:

(i)	if Acasti shall have effected an Acasti Change of Recommendation;

(ii)	subject to Grace complying with the terms of Section 6.3 and Section 6.4 and paying the Termination Fee to Acasti in accordance with Section 7.2, to concurrently enter into a Grace Acquisition Agreement that constitutes a Grace Superior Proposal;

(iii)	if Acasti materially breaches any of the provisions of Section 6.1 or Section 6.2;

(iv)	if Acasti breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Section 7.1(c)(iii) above), which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured within thirty (30) days following written notice of such breach or by its nature or timing cannot be cured within that time;

(v)	if a Material Adverse Effect on Acasti shall have occurred since the date of this Agreement; or

(vi)	if the Acasti Shares to be issued as Merger Consideration shall not have been approved for listing on NASDAQ, subject only to official notice of issuance.

(d)	This Agreement may be terminated by Acasti at any time prior to the Closing:

(i)	if Grace shall have effected a Grace Change of Recommendation;

(ii)	if the Grace Stockholder Approval is not obtained within five (5) Business Days of the date the SEC declares the Form S-4 effective in accordance with the provisions of the 1933 Securities Act;

(iii)	subject to Acasti complying with the terms of Section 6.1 and Section 6.2 and paying the Termination Fee in accordance with Section 7.2, to concurrently enter into an Acasti Acquisition Agreement that constitutes an Acasti Superior Proposal;

(iv)	if Grace materially breaches any of the provisions of Section 6.3 or Section 6.4;

(v)	if Grace breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Section 7.1(d)(iv) above), which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured within thirty (30) days following written notice of such breach or by its nature or timing cannot be cured within that time; or

(vi)	if a Material Adverse Effect on Grace shall have occurred since the date of this Agreement.

(e)	The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination shall be effective as of the later of (i) immediately upon delivery of such written notice to the other Party or (ii) the expiration of any applicable cure period under this Section 7.1.

7.2	Termination Fee

(a)	If an Acasti Termination Fee Event occurs, Acasti shall pay to Grace the Termination Fee by wire transfer in immediately available funds to an account specified by Grace. If a Grace Termination Fee Event occurs, Grace shall pay to Acasti the Termination Fee, as proceeds of disposition of Acasti’s rights under this Agreement, by wire transfer in immediately available funds to an account specified by Acasti. The Termination Fee shall be payable by Acasti at the time specified in Section 7.2(b). The Termination Fee shall be payable by Grace at the time specified in Section 7.2(c).

(b)	“Acasti Termination Fee Event” means:

(i)	the termination of this Agreement by Acasti pursuant to Section 7.1(d)(iii), in which case the Termination Fee shall be paid by Acasti concurrent with the Acasti Termination Fee Event;

(ii)	the termination of this Agreement by Grace pursuant to Section 7.1(c)(i), in which case the Termination Fee shall be paid by Acasti within two (2) Business Days of the Acasti Termination Fee Event;

(iii)	the termination of this Agreement by Grace pursuant to 7.1(b)(ii) where the failure to obtain the Acasti Shareholder Approval shall have been caused by the action or failure to act of Acasti and such action or failure to act constitutes a material breach by Acasti of its obligations under Section 5.3 (other than any breach that is caused by Grace’s material breach of such Section that prevents Acasti from timely filing the Proxy Statement or the Form S-4 in accordance Section 5.3), Section 5.4, Section 5.5, Section 6.1 or Section 6.2; or

(iv)	the termination of this Agreement by either Acasti or Grace pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) or by Grace pursuant to Section 7.1(c)(iii), if, in any of the foregoing cases, (x) prior to such termination, an Acasti Acquisition Proposal shall have been publicly announced or made to Acasti or the Acasti Shareholders and has not been publicly withdrawn prior to the Acasti Meeting and (y) within twelve (12) months following such termination, Acasti or one or more of the Acasti Subsidiaries shall have entered into an Acasti Acquisition Agreement or consummated any transaction in respect of any Acasti Acquisition Proposal (provided, that for purposes of this clause (iii), the references to “30%” in the definition of Acasti Acquisition Proposal shall be deemed to be references to 50%), in which case the Termination Fee shall be paid by Acasti on the date of consummation of such transaction.

(c)	“Grace Termination Fee Event” means:

(i)	the termination of this Agreement by Grace pursuant to Section 7.1(c)(ii), in which case the Termination Fee shall be paid by Grace concurrent with the Grace Termination Fee Event;

(ii)	the termination of this Agreement by Acasti pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii), in which case the Termination Fee shall be paid by Grace within two (2) Business Days of the Grace Termination Fee Event;

(iii)	the termination of this Agreement by either Acasti or Grace pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) (other than a termination by Grace pursuant to Section 7.1(b)(ii) in circumstances constituting an Acasti Termination Fee Event described in Section 7.2(b)(iii)) or by Acasti pursuant to Section 7.1(d)(iv), if, in any of the foregoing cases, (x) prior to such termination, a Grace Acquisition Proposal shall have been made public or proposed publicly to Grace or Grace Stockholders or otherwise communicated to the Grace Board of Directors and has not been publicly withdrawn prior to obtaining the Grace Stockholder Approval and (y) within twelve (12) months following such termination, Grace shall have entered into a Grace Acquisition Agreement or consummated any transaction in respect of any Grace Acquisition Proposal (provided, that for purposes of this clause (iii), the references to “30%” in the definition of Grace Acquisition Proposal shall be deemed to be references to “50%”), in which case the Termination Fee shall be paid by Grace on the date of consummation of such transaction.

(d)	Notwithstanding anything in this Agreement to the contrary (including Section 9.2): if this Agreement is terminated by (i) (A) either Acasti or Grace pursuant to Section 7.1(b)(ii) or (B) Grace pursuant to Section 7.1(c)(vi), then Acasti shall reimburse Grace for all reasonable and documented out-of-pocket fees and expenses of outside counsel and accountants (excluding accounting audit fees) incurred by Grace in connection with this Agreement and the Transaction in an amount not to exceed $500,000 or (ii) Acasti pursuant to Section 7.1(d)(ii), then Grace shall reimburse Acasti for all reasonable and documented out-of-pocket fees and expenses of outside counsel and accountants (excluding accounting audit fees) incurred by Acasti in connection with this Agreement and the Transaction in an amount not to exceed $500,000. To the extent a Termination Fee is or subsequently becomes payable by a Party who paid or is required to pay reimbursement of expenses pursuant to this Section 7.2(d), then the Termination Fee payable by such Party shall be reduced by the amount of such expense reimbursement to the extent such Party has already paid such reimbursement of expenses pursuant to this Section 7.2(d).

(e)	Each Party acknowledges that the payment amounts set out in this Section 7.2 are proceeds of disposition of the rights under the Agreement of the Party receiving such payment amount. Each of Acasti and Grace irrevocably waives any right that it may have to raise as a defense that any such proceeds are excessive or punitive. The Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided herein is the sole and exclusive remedy of Acasti or Grace, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

(f)	Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Termination Fee more than once or pay any amount under this Section 7.2 that exceeds $1,000,000.

7.3	Effect of Termination Payment

For greater certainty, the Parties agree that the payment of the amount pursuant to Section 7.2 is the sole monetary remedy as a result of the occurrence of any of the events referred to in Section 7.2(b) or Section 7.2(c); provided that neither the termination of this Agreement nor anything contained in Section 7.2(b) or Section 7.2(c) shall relieve any Party from any liability for fraud or any intentional or willful breach by it of this Agreement. Subject to the immediately preceding sentence, nothing in this Agreement shall preclude a Party from seeking damages in respect of losses incurred or suffered by such Party as a result of any breach of this Agreement by the other Party, seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Non-Disclosure Agreement or otherwise, or seeking specific performance of any of such covenants or agreements, without the necessity of posting bond or security in connection therewith.

Article 8
CONDITIONS PRECEDENT

8.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Merger are subject to the satisfaction, or mutual waiver by Grace and Acasti, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by Grace and Acasti at any time:

(a)	the Acasti Shareholder Approval shall have been obtained at the Acasti Meeting in accordance with applicable Laws;

(b)	the Grace Stockholder Approval shall have been obtained in accordance with applicable Laws;

(c)	the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect;

(d)	(i) the existing Acasti Shares shall have been listed on NASDAQ as of the date of this Agreement and the Closing Date and (ii) the Acasti Shares to be issued as Merger Consideration have been approved for listing on NASDAQ, subject only to official notice of issuance;

(e)	no applicable Law or Order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any Governmental Authority which seeks to impose, any material limitations on Acasti’s ownership of Grace or any requirement that Grace, MergerCo or Acasti or any of their respective Subsidiaries agree to or implement any Restraint;

(f)	(i) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted any Proceeding (which remains outstanding at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the Transaction;

(g)	the Grace Debt Conversion shall have been completed and all issued and outstanding Grace Notes shall have been cancelled;

(h)	the Grace Liability Settlement shall have been completed;

(i)	the Grace IP Transfer Contract, in form satisfactory to Acasti, shall have been duly executed; provided, that, for the avoidance of doubt, the transfer of Intellectual Property thereunder shall not be required to be recorded with the U.S. Patent & Trademark Office on or prior to the Closing Date; and

(j)	the PPP loan shall have been forgiven pursuant to the CARES Act prior to the maturity of the PPP Loan or repaid in full and terminated.

8.2	Additional Conditions Precedent to the Obligations of Acasti

The obligation of Acasti to complete the Merger shall be subject to the satisfaction, or waiver by Acasti, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Acasti and which may be waived by Acasti at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Acasti may have:

(a)	Grace shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)	(i) the representations and warranties of Grace in Sections 3.2(a), 3.2(b), 3.2(e), and 3.2(z) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (ii) the representations and warranties of Grace set forth in Section 3.2 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Grace;

(c)	since the date of this Agreement, no Material Adverse Effect with respect to Grace shall have occurred and be continuing;

(d)	Grace shall deliver to Acasti a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), in substantially the form attached as Exhibit B-1, dated as of the Closing Date and duly executed by Grace (the “IRS Notice”), together with written authorization for Acasti to deliver such IRS Notice form to the IRS on behalf of Grace after the Closing, and a FIRPTA Notification Letter, in substantially the form attached as Exhibit B-2, dated as of the Closing Date and duly executed by Grace; and

(e)	Acasti shall have received a certificate of Grace signed by a senior officer of Grace for and on behalf of Grace and dated the Closing Date certifying that the conditions set out in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

8.3	Additional Conditions Precedent to the Obligations of Grace

The obligation of Grace to complete the Merger shall be subject to the satisfaction, or waiver by Grace, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Grace and which may be waived by Grace at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Grace may have:

(a)	each of the Acasti Parties shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)	(i) the representations and warranties of the Acasti Parties set forth in Sections 3.1(a), 3.1(b), 3.1(e), 3.1(v) and 3.1(aa) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (ii) the representations and warranties of the Acasti Parties set forth in Section 3.1 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Acasti;

(c)	since the date of this Agreement, no Material Adverse Effect with respect to Acasti shall have occurred and be continuing;

(d)	Grace shall have received a certificate of Acasti signed by a senior officer of Acasti for and on behalf of Acasti and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied; and

(e)	Grace shall have received the following documents, each of which shall be in full force and effect:

(i)	written resignations in forms satisfactory to Grace, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Acasti who are not to continue as officers or directors of Acasti or Acasti Subsidiaries pursuant to Section 5.12 hereof;

(ii)	a certificate of the Secretary of Acasti certifying, (i) as complete, accurate and in effect as of the Closing, (A) attached copies of Acasti’s organizational documents and (B) all requisite resolutions or actions of the Acasti Board of Directors approving the execution and delivery of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby, and (ii) as to the incumbency and signatures of the officers of Acasti executing this Agreement or other agreement document, certificate or instrument relating to the transactions contemplated hereby; and

(iii)	a certificate of good standing (or its equivalent) of Acasti in its jurisdiction of organization, dated no more than (5) Five Business Days before the Closing Date.

8.4	Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate between the date hereof and the Effective Time such that the condition set forth in Section 8.2(b) or Section 8.3(b) would fail to be satisfied; or

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time such that the condition set forth in Section 8.2(a) or Section 8.3(a) would fail to be satisfied.

Subject as herein provided, a Party may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 8.1, 8.2 and 8.3 in favor of such Party, or exercise any termination right arising therefrom, if forthwith, and in any event prior to the Effective Time, such Party has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered and the Party receiving such notice is proceeding diligently to cure such matter (if such matter is susceptible to being cured), the Party delivering such notice may not terminate this Agreement until the earlier of the Outside Date and the expiration of a period of thirty (30) days from such notice. If such notice has been delivered prior to the date of the Acasti Meeting, such meeting shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

8.5	Satisfaction of Conditions

The conditions precedent set out in Sections 8.1, 8.2 and 8.3 shall be conclusively deemed to have been satisfied, waived or released when, with the approval of Grace and Acasti, the Merger is completed.

Article 9
GENERAL

9.1	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, addressed to the recipient as follows:

(a)	if to Grace:

Grace Therapeutics, Inc.

685 US Highway 1

North Brunswick, NJ 08902

Phone: (646) 668-4502

Fax: (848) 209-9337

Attention:	George Kottayil
Facsimile:	(848) 209-9337
E-mail:	gkottayil@gtrx.com

with a copy (which will not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, NY 10022

Attention:	Jennifer Cheng; Niket Rele
E-mail:	jcheng@reedsmith.com; nrele@reedsmith.com

(b)	if to Acasti:

Acasti Pharma Inc.

3009 boul. de la Concorde E.

Suite 102

Laval, Québec

H7E 2B5

Attention:	Jan D’Alvise
E-mail:	j.dalvise@acastipharma.com

with a copy (which will not constitute notice) to:

Osler, Hoskin & Harcourt LLP
1000, rue De La Gauchetière Ouest

Bureau 2100

Montréal, Québec

Canada H3B 4W5

Attention:	François Paradis
E-mail:	fparadis@osler.com

or to such other street address, individual or electronic communication number or address as may be designated by written notice given by either Party to the other in any manner stated in this Section 9.1. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2	Expenses

Except as otherwise specified herein (including, without limitation, in Section 7.2(d)) or as otherwise expressly included in the calculation of a Party’s Net Cash or the Exchange Ratio, each Party will pay its legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it, in connection with the transactions hereunder (the “Transaction Expenses”); provided, that to the extent included in the calculation of a Party’s Net Cash or the Exchange Ratio and the Merger is consummated, such Transaction Expense shall be paid by Acasti to the payee of such Transaction Expense at the Closing.

9.3	No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4	Benefit of Agreement

Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5	Public Announcements

(a)	Grace and Acasti shall each publicly announce the Transaction promptly following the execution of this Agreement, the text and timing of such announcements to be approved in writing by the other Party in advance, acting reasonably.

(b)	No Party shall issue any press release or otherwise make any written public statement with respect to the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that any Party may, without the consent of the other, issue one or more press releases or make one or more other written public statements with respect to the Merger or this Agreement that do not contain any material fact or statement which has not been included in a prior press release or written public statement agreed by the Parties in accordance with this Section 9.5.

(c)	Neither Acasti nor MergerCo shall make any filing with any Governmental Authority with respect to the Transaction without prior consultation with Grace, and Grace shall not make any filing with any Governmental Authority with respect to the Transaction without prior consultation with Acasti.

The provisions of Sections 9.5(b) and 9.5(c) shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing; provided, however, that except as otherwise required pursuant to this Agreement (other than this Section 9.5), neither Acasti nor Grace shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing with regard to any Acasti Acquisition Proposal, Grace Acquisition Proposal, Acasti Change of Recommendation or Grace Change of Recommendation.

9.6	Governing Law; Attornment; Service of Process; Waiver of Jury

(a)	This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)	Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c)	EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.7	Entire Agreement

This Agreement, together with the Non-Disclosure Agreement, the Grace Voting and Lock-Up Agreement(s), constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8	Third Party Beneficiaries

Except as provided in Sections 5.1 and 5.8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9	Amendment

This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Acasti Shareholders or Grace Stockholders.

9.10	Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11	Severability

Upon any determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.12	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.13	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.14	No Recourse

Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties hereto.

9.15	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

9.16	Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“10 Day VWAP” means the volume weighted average share price of Acasti Shares over the last ten (10) trading days on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) preceding the two (2) Business Days prior to the Closing Date.

“1933 Securities Act” means the United States Securities Act of 1933, as amended.

“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Acasti” shall have the meaning ascribed to it in the Recitals.

“Acasti Acquisition Agreement” shall have the meaning ascribed to it in Section 6.1(a)(iv).

“Acasti Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer (including any modification or proposed modification thereto), with respect to:

(a)	the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Acasti Shares or other voting securities of Acasti representing 30% or more of the outstanding voting securities of Acasti (including securities of Acasti currently beneficially owned by such Person or group of Persons), whether in a single transaction or a series of related transactions; or

(b)	except as disclosed in Section 4.1 of the Acasti Disclosure Letter, the acquisition or purchase, whether in a single transaction or a series of related transactions, by any Person or group of Persons acting jointly or in concert of any assets of Acasti and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Acasti) which assets individually or in the aggregate contribute 30% or more of the consolidated revenue or represent 30% or more of the total asset value of Acasti and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Acasti most recently filed prior to such time as part of the Acasti Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(c)	a merger, amalgamation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Acasti or any of its Subsidiaries whether in a single transaction or a series of related transactions, in each case excluding the Transaction and excluding any transaction between only Acasti and/or one or more of its Subsidiaries.

“Acasti Board of Directors” means the board of directors of Acasti.

“Acasti Change of Recommendation” means any of the following:

(a)	the Acasti Board of Directors fails to publicly make the Acasti Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to Grace its approval of the Merger or the Acasti Recommendation;

(b)	Acasti or the Acasti Board of Directors knowingly makes any public statement inconsistent with the Acasti Recommendation;

(c)	Grace requests in writing that the Acasti Board of Directors publicly reaffirm the Acasti Recommendation and/or publicly reject any Acasti Acquisition Proposal and the Acasti Board of Directors, in each case, shall not have done so within five (5) Business Days following receipt of such request or makes any public statement inconsistent with the Acasti Recommendation;

(d)	the Acasti Board of Directors accepts, approves, endorses or recommends any Acasti Acquisition Proposal;

(e)	Acasti enters into an Acasti Acquisition Agreement;

(f)	Acasti fails to include the Acasti Recommendation in the Proxy Statement;

(g)	the Acasti Board of Directors fails to recommend against the acceptance of a tender offer for Acasti Shares within ten (10) Business Days after commencement; or

(h)	Acasti or the Acasti Board of Directors publicly proposes or announces its intention to do any of the foregoing,

it being understood that publicly taking a neutral position or no position with respect to any Acasti Acquisition Proposal until five (5) Business Days following the public announcement of such Acasti Acquisition Proposal shall not be considered an Acasti Change of Recommendation (it being further understood that after five (5) Business Days following the public announcement of such Acasti Acquisition Proposal, continuing to take no position or a neutral position will be deemed to be an Acasti Change of Recommendation); provided that all references to five (5) Business Days in this definition of Acasti Change of Recommendation shall be changed to ten (10) Business Days in the event the applicable Acasti Acquisition Proposal is a tender offer or exchange offer.

“Acasti Data Room” means Acasti’s electronic data room maintained by Acasti as it existed at 11:59 p.m. (Montreal time) as of the day immediately prior to the date hereof.

“Acasti Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Acasti to Grace concurrently with the execution of this Agreement.

“Acasti Equity Plans” means the Acasti Stock Option Plan as amended August 27, 2020 and the Acasti Equity Incentive Plan as amended August 27, 2020.

“Acasti Equity Plan Approval” means the affirmative vote of a majority of the votes cast on the Acasti Equity Plan Resolution by the Acasti Shareholders present in person or represented by proxy at the Acasti Meeting.

“Acasti Equity Plan Resolution” means the ordinary resolution of Acasti Shareholders approving an amendment to the Acasti Equity Plans, which increases the number of Acasti Shares available for issuance under the Acasti Equity Plan by the number of Acasti Shares set forth on Section 9.16 of the Grace Disclosure Letter, to be considered and, if thought fit, passed with or without variation at the Acasti Meeting.

“Acasti Financial Statements” means the audited consolidated financial statements of Acasti as of and for the years ended March 31, 2020, 2019 and 2018, together with the notes thereto.

“Acasti Indemnified Party” shall have the meaning ascribed to it in Section 5.8(a).

“Acasti Intellectual Property” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Acasti Intervening Event” means a material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was it reasonably foreseeable by the Acasti Board of Directors as of or prior to the date of this Agreement, which event, change, effect, development or occurrence becomes known to the Acasti Board of Directors prior to the Acasti Shareholder Approval and results in the standalone financial condition of Acasti and its Subsidiaries taken as a whole, being more favorable to the Acasti Shareholders than this Agreement and the Transaction, and (ii) does not relate to or involve (A) an Acasti Acquisition Proposal or any matter relating thereto, or (B) any changes in the market price, or change in trading volume, of Acasti Shares or the results of operations of Acasti with regard to the failure of its prescription drug candidate CaPre to meet its primary endpoint in clinical trials.

“Acasti Intervening Event Notice” means a written notice provided by Acasti to Grace delivered promptly (and in any event, within 24 hours) after the determination by the Acasti Board of Directors that an Acasti Intervening Event exists and specifying the Acasti Intervening Event in reasonable detail.

“Acasti IP Sale Contract” shall have the meaning ascribed to it in Section 5.17.

“Acasti Material Contract” shall have the meaning ascribed to it in Section 3.1(o)(i).

“Acasti Meeting” means the special meeting of the Acasti Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement for the purpose of considering and, if thought fit, approving the Acasti Shareholder Resolution and the Acasti Equity Plan Resolution.

“Acasti Option” means an option to purchase Acasti Shares granted under the Acasti Equity Plans, the exercise price of which shall be adjusted to reflect any Acasti Reverse Split.

“Acasti Outstanding Equity” means the total number of Acasti Shares outstanding immediately prior to the Effective Time and assuming, without limitation or duplication, (i) (A) if the 10 Day VWAP is equal to or less than $0.84, the exercise in full of in-the-money Acasti Options representing 1,705,838 Acasti Shares using the treasury stock method; or, (B) if the 10 Day VWAP is greater than $0.84, the exercise in full of all in-the-money Acasti Options and the conversion in full of all in-the-money Acasti Warrants, in each case computed using the treasury stock method, and (ii) the other items set forth in Exhibit C hereto.

“Acasti Parties” means collectively Acasti and MergerCo and “Acasti Party” means either of them.

“Acasti Percentage” means 55%, subject to the Net Cash Adjustment.

“Acasti Plan” shall have the meaning ascribed to it in Section 3.1(r)(i).

“Acasti Product” shall have the meaning ascribed to it in Section 3.1(t)(x).

“Acasti Public Disclosure Record” means all forms, statements, certifications, reports and documents filed or furnished by or on behalf of Acasti on SEDAR or EDGAR in the period from December 31, 2019 to the date hereof.

“Acasti Recommendation” means the recommendation of the Acasti Board of Directors that the Acasti Shareholders vote in favor of the Acasti Shareholder Resolution.

“Acasti Reverse Split” means a reverse share split of all outstanding Acasti Shares at a reverse share split ratio as mutually agreed to by Acasti and Grace.

“Acasti Senior Management” means the individuals set forth in Section 1.3 of the Acasti Disclosure Letter.

“Acasti Shareholder” means a holder of one or more Acasti Shares.

“Acasti Shareholder Approval” means the affirmative vote of a majority of the votes cast on the Acasti Shareholder Resolution by the Acasti Shareholders present in person or represented by proxy at the Acasti Meeting.

“Acasti Shareholder Resolution” means the ordinary resolution of Acasti Shareholders approving (i) the issuance of Acasti Shares pursuant to the Transaction and (ii) the Acasti Reverse Split, to be considered and, if thought fit, passed with or without variation at the Acasti Meeting.

“Acasti Shares” means the common shares without par value in the authorized share structure of Acasti.

“Acasti Subsidiary” means a Subsidiary of Acasti.

“Acasti Superior Proposal” means an unsolicited bona fide written Acasti Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “30%” in the definition of “Acasti Acquisition Proposal” shall be changed to “65%”) made by a Person or Persons acting jointly or in concert (other than Grace, MergerCo and any of their respective Affiliates) and which, or in respect of which:

(a)	the Acasti Board of Directors has determined in good faith, after consultation with financial advisors and outside legal counsel:

(i)	would, if consummated taking into account all of the terms and conditions (including all financial, legal, regulatory and other aspects and financing) of such Acasti Acquisition Proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to Acasti Shareholders from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by Grace pursuant to Section 6.2);

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acasti Acquisition Proposal and the Person or Persons making such Acasti Acquisition Proposal;

(iii)	that funds, securities or other consideration necessary for such Acasti Acquisition Proposal are or are reasonably likely to be available); and

(b)	in the case of an Acasti Acquisition Proposal involving Acasti Shares, is made available to all of the Acasti Shareholders on the same terms and conditions.

“Acasti Superior Proposal Notice” means a written notice provided by Acasti to Grace delivered promptly (and in any event, within 24 hours) after the determination by the Acasti Board of Directors that an Acasti Superior Proposal exists, advising Grace that Acasti has received an Acasti Superior Proposal and specifying the information with respect thereto required by the definition of Acasti Superior Proposal and including written notice of the determination of the Acasti Board of Directors that such Acasti Acquisition Proposal constitutes an Acasti Superior Proposal.

“Acasti Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(b).

“Acasti Treasury Policy” means the Corporate Treasury Policy of Acasti, a copy of which was included prior to the date hereof in the Acasti Data Room.

“Acasti Warrants” means the outstanding warrants to purchase Acasti Shares.

“Affiliate” means any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Montreal, Québec, Canada, or New York, New York are closed for business.

“Canada Pension Plan” means the Canada Pension Plan (Act) (Canada).

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules and regulations made thereunder, together with published policy statements, orders and instruments of, or adopted by, the securities regulatory authorities of any province of Canada or of the Canadian Securities Administrators, as applicable, in any province of Canada, in effect as of the date hereof.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (H.R. 748) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof).

“Cash and Cash Equivalents” means, with respect to any entity and without duplication, all (a) cash and cash equivalents in such entity’s accounts, plus (b) third party checks deposited or held in such entity’s accounts that have not yet cleared, plus (c) interest payable to such entity and other receivables (in each case, to the extent determined to be collectible), plus (d) deposits (to the extent refundable), minus (e) issued but uncleared checks, drafts and wire transfers of such entity.

“Certificate” shall have the meaning ascribed to it in Section 2.1(e)(iii).

“Certificate of Merger” means the certificate of merger relating to the Merger.

“CFDA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“Chancery Court” shall have the meaning ascribed to it in Section 9.6(a).

“Closing” shall have the meaning ascribed to it in Section 2.2.

“Closing Date” shall have the meaning ascribed to it in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Continuing Employee” shall have the meaning ascribed to it in Section 5.16(a).

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which Acasti or any Acasti Subsidiary, on the one hand, or Grace, on the other hand, is a party or by which Acasti or any Acasti Subsidiary, on the one hand, or Grace, on the other hand, is bound or affected or to which any of their respective properties or assets is subject.

“DGCL” shall have the meaning ascribed to it in Section 2.1(a).

“EDGAR” means the Electronic Data-Gathering, Analysis and Retrieval system.

“Effective Time” means the time at which the Merger becomes effective in accordance with Section 2.1(b) and the DGCL.

“Employment Agreement” shall have the meaning ascribed to it in Section 3.1(q)(i).

“Environment” means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms, and any other environmental-related medium or resource, natural or otherwise).

“Environmental Claims” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release or threatened Release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by Acasti or Grace or any of their respective Subsidiaries, as applicable, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (i) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, (v) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (vi) emissions or control of greenhouse gases.

“Equity Equivalent” means, with respect to any entity, (a) any options, warrants, convertible securities, exchangeable securities, subscription rights, purchase or acquisition rights, conversion rights, exchange rights, or other Contracts that require such entity to issue any of its Equity Interests, and (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for, in each case with or without consideration, any Equity Interest of such entity.

“Equity Interest” means (a) with respect to any corporation, any and all shares of capital stock and any Equity Equivalents with respect thereto, (b) with respect to any general or limited partnership, limited liability company, trust or similar Entity, any and all units, interests or other partnership/limited liability company interests, and any Equity Equivalents with respect thereto, and (c) with respect to any other form of Entity, any other direct or indirect equity ownership, participation or interest therein and any Equity Equivalents with respect thereto.

“ERISA” shall have the meaning ascribed to it in Section 3.1(r)(i).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Agent” shall have the meaning ascribed to it in Section 2.1(g)(i).

“Exchange Ratio” means, subject to Section 2.1(i), the quotient obtained by dividing (a) the total number of Merger Shares by (b) the Grace Outstanding Equity.

“Exchange Ratio Calculation Spreadsheet” means the electronic spreadsheet attached hereto as Exhibit C and updated by the Parties at least two Business Days prior to the Closing Date (subject to adjustment for the Acasti Reverse Split).

“FDA” means the United States Food and Drug Administration or any successor entity.

“FDA Regulations” shall have the meaning ascribed to it in Section 3.1(t)(iii).

“FDCA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“Form S-4” shall have the meaning ascribed to it in Section 5.3(a).

“Fraud Policy” shall have the meaning ascribed to it in Section 3.1(t)(iv).

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSXV, NASDAQ or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Grace” shall have the meaning ascribed to it in the Recitals.

“Grace Acquisition Agreement” shall have the meaning ascribed to it in Section 6.3(a)(iv).

“Grace Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer (including any modification or proposed modification thereto), with respect to:

(c)	the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Grace Shares or other voting securities of Grace representing 30% or more of the outstanding voting securities of Grace (including securities of Grace currently beneficially owned by such Person or group of Persons), whether in a single transaction or a series of related transactions; or

(d)	the acquisition or purchase, whether in a single transaction or a series of related transactions, by any Person or group of Persons acting jointly or in concert of any assets of Grace which assets individually or in the aggregate contribute 30% or more of the consolidated revenue or represent 30% or more of the total asset value of Grace taken as a whole (in each case based on the most recent consolidated financial statements of Grace) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(e)	a merger, amalgamation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Grace whether in a single transaction or a series of related transactions, in each case excluding the Transaction.

“Grace Board of Directors” means the board of directors of Grace.

“Grace Change of Recommendation” means any of the following:

(a)	the Grace Board of Directors fails to publicly make the Grace Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to Acasti its approval of this Agreement or the Grace Recommendation;

(b)	Grace or the Grace Board of Directors knowingly makes any public statement inconsistent with the Grace Recommendation;

(c)	Acasti requests in writing that the Grace Board of Directors publicly reaffirm the Grace Recommendation and/or publicly reject any Grace Acquisition Proposal and the Grace Board of Directors shall not have done so within five (5) Business Days following receipt of such request or makes any public statement inconsistent with the Grace Recommendation;

(d)	the Grace Board of Directors accepts, approves, endorses or recommends any Grace Acquisition Proposal;

(e)	Grace enters into a Grace Acquisition Agreement;

(f)	Grace fails to include the Grace Recommendation in the Grace Stockholder Written Consent or the accompanying documentation distributed to the Grace Stockholders;

(g)	the Grace Board of Directors fails to recommend against the acceptance of a tender offer for Grace Shares within ten (10) Business Days after commencement; or

(h)	Grace or the Grace Board of Directors publicly proposes or announces its intention to do any of the foregoing,

it being understood that publicly taking a neutral position or no position with respect to any Grace Acquisition Proposal until five (5) Business Days following the public announcement of such Grace Acquisition Proposal shall not be considered a Grace Change of Recommendation (it being further understood that after five (5) Business Days following the public announcement of such Grace Acquisition Proposal, continuing to take a neutral position or no position will be deemed to be a Grace Change of Recommendation); provided that all references to five (5) Business Days in this definition of Grace Change of Recommendation shall be changed to ten (10) Business Days in the event the applicable Grace Acquisition Proposal is a tender offer or exchange offer.

“Grace Class B Share” means a share of Class B common stock, par value $0.0001 per share, of Grace.

“Grace Data Room” means Grace’s electronic data room maintained by Grace as it existed at 11:59 p.m. (Montreal time) as of the day immediately prior to the date hereof.

“Grace Debt Instruments” means the Grace Notes and the Grace Note Purchase Agreements.

“Grace Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Grace to Acasti concurrently with the execution of this Agreement.

“Grace Equity Awards” means each stock-based award (including any Grace Restricted Stock), granted under the Grace Equity Plan.

“Grace Equity Plan” means the Grace 2018 Equity Compensation Plan.

“Grace Financial Statements” means the audited consolidated financial statements of Grace as of and for the years ended December 31, 2020, 2019 and 2018, together with the notes thereto.

“Grace Indemnified Party” shall have the meaning ascribed to it in Section 5.8(a).

“Grace Intervening Event” means a material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was it reasonably foreseeable by any member of the Grace Board of Directors as of or prior to the date of this Agreement, which event, change, effect, development or occurrence becomes known to the Grace Board of Directors prior to the Grace Stockholder Approval and results in the standalone financial condition of Grace, being more favorable to the Grace Stockholders than this Agreement and the Transaction, and (ii) does not relate to or involve (A) a Grace Acquisition Proposal, or (B) any failure of Grace to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures.

“Grace Intervening Event Notice” means a written notice provided by Grace to Acasti delivered promptly (and in any event, within 24 hours) after the determination by the Grace Board of Directors that a Grace Intervening Event exists and specifying the Grace Intervening Event in reasonable detail.

“Grace Material Contracts” means each Contract listed in Section 3.2(o)(i) of the Grace Disclosure Letter, including the Grace Debt Instruments.

“Grace Net Cash Deficit” means, if the Grace Net Cash is negative, the amount of Grace Net Cash.

“Grace Notes” means (i) the $5,000,000 aggregate principal amount of convertible promissory notes issued to Shore Pharma LLC and SS Pharma LLC on December 1, 2017 and (ii) the $4,915,000 aggregate principal amount of convertible promissory notes issued to certain purchasers from June to September 2018, in each case as amended, supplemented or modified from time to time.

“Grace Note Purchase Agreements” shall mean the note purchase agreements governing the Grace Notes, as amended, supplemented or modified from time to time.

“Grace Outstanding Equity” means the total number of Grace Shares outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and assuming, without limitation or duplication, (i) the conversion or exchange in full of all issued and outstanding Grace Notes into the number of Grace Shares required pursuant to the Grace Debt Conversion in Section 5.13, (ii) the issuance of Grace Shares pursuant to the Grace Liability Settlement in Section 5.19, and (iii) the other items set forth in Exhibit C hereto.

“Grace Percentage” means 45%, subject to the Net Cash Adjustment.

“Grace Product” shall have the meaning ascribed to it in Section 3.2(t)(x).

“Grace Recommendation” means the recommendation of the Grace Board of Directors that Grace Stockholders adopt this Agreement.

“Grace Restricted Stock” shall have the meaning ascribed to it in Section 2.1(e)(ii).

“Grace Senior Management” means the individuals set forth in Section 1.3 of the Grace Disclosure Letter.

“Grace Share” means a share of the Class A common stock, par value $0.0001 per share, of Grace.

“Grace Specified Stockholders” shall have the meaning ascribed to it in the Recitals.

“Grace Stockholder” means a holder of one or more Grace Shares.

“Grace Stockholder Approval” means adoption of this Agreement by the affirmative consent of Grace Stockholders holding a majority of the outstanding Grace Shares.

“Grace Superior Proposal” means a written Grace Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “30%” in the definition of “Grace Acquisition Proposal” shall be changed to “65%”) made by a Person or Persons acting jointly or in concert (other than Acasti, MergerCo and any of their respective Affiliates) and which, or in respect of which:

(a)	the Grace Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, if consummated taking into account all of the terms and conditions (including all financial, legal, regulatory and other aspects and financing) of such Grace Acquisition Proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to Grace Stockholders from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by Acasti pursuant to Section 6.4);

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Grace Acquisition Proposal and the Person or Persons making such Grace Acquisition Proposal;

(iii)	that funds, securities or other consideration necessary for such Grace Acquisition Proposal are or are reasonably likely to be available); and

(b)	in the case of a Grace Acquisition Proposal involving Grace Shares, is made available to all of the Grace Stockholders on the same terms and conditions.

“Grace Superior Proposal Notice” means a written notice provided by Grace to Acasti delivered promptly (and in any event, within 24 hours) after the determination by the Grace Board of Directors that a Grace Superior Proposal exists, advising Acasti that Grace has received a Grace Superior Proposal and specifying the information with respect thereto required by the definition of Grace Superior Proposal and including written notice of the determination of the Grace Board of Directors that such Grace Acquisition Proposal constitutes a Grace Superior Proposal.

“Grace Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(c).

“Grace Voting and Lock-Up Agreement” shall have the meaning ascribed to it in the Recitals.

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde, or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Law relating to pollution, waste, human health or the Environment, or may impair the Environment, the health of any Person, property, or plant or animal life.

“HIPAA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 5.8(a).

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing.

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

“Letter of Transmittal” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Material Adverse Effect”, when used in connection with Grace or Acasti, means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (whether financial or otherwise) of such Party and its Subsidiaries, taken as a whole or (ii) the ability of Grace or Acasti and its Subsidiaries to timely perform their covenants or obligations under this Agreement or to consummate the Transaction; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which such Party or any of its Subsidiaries operates or carries on business;

(b)	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments affecting the pharmaceutical industry in general;

(f)	any change in applicable Laws (other than Orders against a Party or a Subsidiary thereof) or U.S. GAAP;

(g)	except for purposes of Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d), the announcement of the execution of this Agreement or the Transaction;

(h)	any actions taken (or omitted to be taken) by Acasti or Grace upon the express written request of the other;

(i)	(A) any changes in the share price or trading volume of Acasti Shares, or (B) any failure of Grace to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being understood that, in either case, the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(j)	the COVID-19 pandemic or other epidemic or pandemic outbreaks including any continuation or worsening thereof; or

(k)	the Acasti Reverse Split.

provided, however, that the effect of the changes or developments described in clauses (a) through (f) and clause (j) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as such Party and its Subsidiaries.

“Merger” shall have the meaning ascribed to it in the Recitals.

“MergerCo” shall have the meaning ascribed to it in the Recitals.

“Merger Consideration” shall have the meaning ascribed to it in Section 2.1(e)(iii).

“Merger Shares” means the total number of Acasti Shares to be issued in the Merger pursuant to Section 2.1(e)(iii), which shall be registered with the SEC and freely tradable in the public markets subject to any limitations set forth in the Grace Voting and Lock-Up Agreement and listed for trading on NASDAQ or under applicable U.S. Securities Laws, determined as follows: (a) the Grace Percentage multiplied by (b) the quotient of (i) the Acasti Outstanding Equity divided by (ii) the Acasti Percentage, calculated in a manner consistent with the computations set forth in the Exchange Ratio Calculation Spreadsheet updated by the Parties at least two Business Days prior to the Closing Date, and subject to increase or reduction by the Net Cash Adjustment.

“MI 61-101” means Multilateral Instrument 61-101 “Protection of Minority Security Holders In Special Transactions” issued by the Canadian Securities Administrators.

“NASDAQ” means the NASDAQ Capital Market.

“National Instrument 52-109” means National Instrument 52-109 “Certification of Disclosure in Issuers’ Annual and Interim Filings” issued by the Canadian Securities Administrators.

“Net Cash” means the amount, whether positive or negative, of an entity’s Cash and Cash Equivalents, reduced by, without duplication, such entity’s (i) the accounts payable and accrued expenses (other than accrued expenses which are Transaction Expenses) and the other liabilities, in each case determined in a manner substantially consistent with the manner in which such items were determined for, in the case of Acasti, the Acasti Financial Statements, or in the case of Grace, the Grace Financial Statements, (ii) subject to Section 9.2, such entity’s Transaction Expenses, and (iii) the other items, in the case of Acasti, set forth in Exhibit D-1 hereto, and in the case of Grace, set forth in Exhibit D-2 hereto, in each case measured as of the applicable date required in the Net Cash Schedule, except unpaid and unaccrued Transaction Expenses, which shall be estimated in good faith through the Anticipated Closing Date.

“Net Cash Deficit Make Whole Rate” means, the upward percentage adjustment to the Acasti Percentage that would be required in order for the Grace Net Cash Deficit to be equal to the product of (i) the reduction in the number of Merger Shares to be issued pursuant to this Agreement as a result of such adjustment using Net Cash Deficit Make Whole Rate, multiplied by (ii) the 10 Day VWAP, calculated in a manner consistent with the computations set forth in the Exhibit E prior to the Closing Date.

“Net Cash Schedule” shall mean a written schedule prepared and certified by the Chief Financial Officer or other similar officer of an entity, on behalf of the entity and not in his or her personal capacity, setting forth, in reasonable detail, the entity’s good faith estimate of Net Cash as of (a) the end of the most recently completed calendar month preceding the required delivery date of such Net Cash Schedule under Section 2.1(i), and (b) the Anticipated Closing Date, which Net Cash Schedule shall be prepared in a manner consistent with the Net Cash computations for Acasti, set forth in Exhibit D-1 hereto, and Grace, set forth in Exhibit D-2 hereto. For the avoidance of doubt, the rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars in a Net Cash Schedule shall be the applicable closing exchange rate on the required delivery date of such Net Cash Schedule as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties.

“New Plan” shall have the meaning ascribed to it in Section 5.16(b).

“Non-Disclosure Agreement” means the mutual non-disclosure agreement dated as of January 7, 2021 between Acasti and Grace, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person.

“Orphan Act” shall have the meaning ascribed to it in Section 3.1(t)(i).

“Outside Date” means November 8, 2021 or such later date as may be agreed to in writing by the Parties; provided, however, that if the Form S-4 has not been declared effective by the SEC within three months of the date of the initial filing of the Form S-4, then the Outside Date shall be automatically extended to January 10, 2022.

“Parties” means the parties to this Agreement and “Party” means any one of them.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority.

“Permitted Liens” means, for Acasti or any of its Subsidiaries, or Grace, as the context requires: (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP, as applicable; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) statutory landlords’ Liens and Liens granted to landlords under any lease, (vi) licenses of non-material Intellectual Property in the ordinary course of business; (vii) any purchase money security interests, equipment leases or similar financing arrangements; (viii) any Liens which are disclosed on the most recent consolidated balance sheet of Acasti or Grace, as applicable, or the notes thereto; and (ix) any Liens that are not material to Acasti, its Subsidiaries or their businesses, taken as a whole or Grace or its businesses, as applicable.

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

“Personal Information” means, in addition to any definition provided by Grace or Acasti for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policy of Grace, Acasti or either of their Subsidiaries, as applicable, or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, payment card number, check information or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact, transact with or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by Grace or Acasti or either of their Subsidiaries, as applicable, with such individual, as so associated, which may include (to the extent collected and associated by Grace or Acasti or either of their Subsidiaries, as applicable, with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms, whether or not stored, recorded or transmitted in a manner that would not reveal the identity of the applicable individual without other such information.

“PHSA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“PMPRB” shall have the meaning ascribed to it in Section 3.1(t)(i).

“PPP loan” means that certain Small Business Administration’s Paycheck Protection Program Term Note, dated April 17, 2020, between Grace and Valley National Bank, in the principal amount of $160,007.

“Privacy Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information and all laws governing breach notification.

“Proceeding” means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

“Proxy Statement” shall have the meaning ascribed to it in Section 5.3(a).

“QC Act” means the Business Corporations Act (Québec).

“Regulatory Authority” means Health Canada, the FDA and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including but not limited to human drugs, biologics, and drug combination products.

“Regulatory Authorization” means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including new drug applications, new drug submissions, investigational new drug applications, clinical trial applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of Acasti or Grace and their respective Subsidiaries.

“Regulatory Guidelines” means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Regulatory Authority to the extent that the foregoing do not have the force of law.

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment.

“Relevant Laws” shall have the meaning ascribed to it in Section 5.2(b).

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including legal counsel, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person.

“Restraint” shall mean any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Acasti or Grace.

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes (including any schedules or attachments thereto or amendments thereof).

“Right to Match Period” shall have the meaning ascribed to it in Section 6.2(a)(iv).

“Sarbanes-Oxley Act” shall have the meaning ascribed to it in Section 3.1(g)(ii).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act (Québec).

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Subsidiary” means, with respect to a specified entity, any:

(a)	corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)	partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity.

“Surviving Company” shall have the meaning ascribed to it in Section 2.1(a).

“Surviving Company Shares” shall have the meaning ascribed to it in Section 2.1(e).

“Tax” or “Taxes” means (i) all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes, sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, surtaxes, harmonized sales tax, abandoned or unclaimed property liabilities (escheat) and other taxes, fees, imposts, assessments or charges of any kind whatsoever, in each case in the nature of taxes; and (ii) all interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect of amounts of the type described in clause (i) above.

“Tax Act” means the Income Tax Act (Canada) or any successor act.

“Termination Fee” means an amount equal to $1,000,000.

“Transaction” means, collectively, all the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“TSXV” means the TSX Venture Exchange.

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied.

“U.S. Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, as amended, and all other state and federal securities Laws and the rules, regulations and published policies made thereunder.

[The remainder of this page is left intentionally blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ACASTI PHARMA INC.
By:	/s/ Jan D’Alvise
Name: Jan D’Alvise
Title: President and Chief Executive Officer

GRACE THERAPEUTICS, INC.
By:	/s/ S. George Kottayil
Name: S. George Kottayil
Title: Chief Executive Officer

ACASTI PHARMA U.S., INC.
By:	/s/ Jan D’Alvise
Name: Jan D’Alvise
Title: President and Chief Executive Officer